    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 31, 2000

                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                                  TALLAN, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             7373                            06-1135395
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER IDENTIFICATION
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)                  NUMBER)

                            ------------------------

                               628 HEBRON AVENUE
                            BUILDING TWO, SUITE 502
                             GLASTONBURY, CT 06033
                                 (860) 633-3693
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 JOHN M. HUGHES
                            CHIEF EXECUTIVE OFFICER
                                  TALLAN, INC.
                               628 HEBRON AVENUE
                            BUILDING TWO, SUITE 502
                             GLASTONBURY, CT 06033
                                 (860) 633-3693
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

 LINDA DE RENZO, ESQ. TESTA, HURWITZ & THIBEAULT,    JOSEPH E. MULLANEY III, ESQ. MINTZ, LEVIN, COHN,
  LLP 125 HIGH STREET BOSTON, MASSACHUSETTS 02110      FERRIS, GLOVSKY AND POPEO, P.C. ONE FINANCIAL
TELEPHONE: (617) 248-7000 TELECOPY: (617) 248-7100   CENTER BOSTON, MA 02111 TELEPHONE: (617) 542-6000
                                                                 TELECOPY: (617) 542-2241

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. []

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []
------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []
------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []
------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. []
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
               TITLE OF EACH CLASS OF                        PROPOSED MAXIMUM                    AMOUNT OF
             SECURITIES TO BE REGISTERED                AGGREGATE OFFERING PRICE(1)          REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 per share.........................           $74,750,000                       $19,734
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED JANUARY 31, 2000.

                              [TALLAN, INC. LOGO]

                                             SHARES

                                  COMMON STOCK

     Tallan, Inc. is offering           shares of its common stock. This is our
initial public offering and no public market currently exists for our shares. We have applied to have the shares we are offering approved for quotation on the Nasdaq National Market under the symbol "TALN". We anticipate that the initial
public offering price will be between $     and $     per share.

                         ------------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 8.

                         ------------------------------

                                                              PER SHARE    TOTAL
                                                              ---------    -----
Public Offering Price.......................................   $           $
Underwriting Discounts and Commissions......................   $           $
Proceeds to Tallan..........................................   $           $

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     We have granted the underwriters a 30-day option to purchase up to an
additional           shares of common stock to cover over-allotments.

                         ------------------------------

ROBERTSON STEPHENS

                        DONALDSON, LUFKIN & JENRETTE
                                             FIRST UNION SECURITIES, INC.
             THE DATE OF THIS PROSPECTUS IS                , 2000.

                        [INSERT GRAPHICS, INSIDE COVER]

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

     UNTIL             , 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT BUY, SELL OR TRADE OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................     4
Risk Factors................................................     8
Special Note Regarding Forward-Looking Statements; Market
  Data......................................................    17
Use of Proceeds.............................................    18
Dividend Policy.............................................    18
Capitalization..............................................    19
Dilution....................................................    20
Selected Financial Data.....................................    21
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    22
Business....................................................    27
Management..................................................    38
Certain Relationships and Related Transactions..............    46
Principal Stockholders......................................    48
Description of Capital Stock................................    50
Shares Eligible for Future Sale.............................    53
Underwriting................................................    55
Legal Matters...............................................    57
Experts.....................................................    57
Where You Can Find More Information.........................    57
Index to Financial Statements...............................   F-1

                            ------------------------

     We have applied to register "Tallan" and the "Tallan" logo as service marks and the name Tallan is our trade name and service mark. This prospectus also contains other trademarks and trade names, which are the property of their respective owners.

                                    SUMMARY

     You should read the following summary together with the more detailed information in this prospectus, including risk factors, regarding our company and the common stock being sold in this offering.

OUR BUSINESS

     We are an Internet professional services firm that creates fully-integrated, technologically advanced solutions for our clients. We focus on high-impact projects that can directly increase revenues and create operating efficiencies for our clients. Our eBusiness solutions leverage our core competencies in the design and implementation of high-volume transaction processing, data warehousing and data mining systems and enable our clients to capitalize on the opportunities presented by the rapidly growing digital marketplace.

OUR SERVICES

     We offer our clients a broad range of strategy, technology and creative design services required to develop and deliver advanced eBusiness solutions. Our comprehensive offering is designed either to extend or complement our clients' existing operating models or create entirely new Internet-based operating models. Our professionals have experience with a wide range of technologies and vendors. However, we offer our clients a vendor-neutral approach to ensure the design and delivery of the most appropriate solution.

     Our revenues are principally derived from the design, development and delivery of technologically advanced eBusiness solutions. We provide a comprehensive approach to the provision of technology services that includes the following components:

     - technology benchmarking and product analysis;

     - applications architecture and infrastructure;

     - software development;

     - technology implementation and integration; and

     - technology transfer.

     We deliver all of our services based on BLUEprint, our proprietary methodology. BLUEprint assists our professionals in clarifying the business objectives and technical requirements of each of our client engagements and helps us deliver our solutions in a rapid timeframe which reduces our clients time-to-market.

OUR MARKET

     We believe we are well-positioned to capitalize on the significant demand for Internet professional services that has been driven by the dramatic growth in commerce conducted over the Internet. According to International Data Corporation, the amount of commerce conducted over the Internet is expected to exceed $1.3 trillion by 2003. In connection with this growth, we believe there will be increased competition from traditional bricks-and-mortar competitors and Internet-based competitors. As a result, companies are looking to utilize technology to help develop and sustain a competitive advantage. However, companies are looking to third-party providers with technical expertise to develop and deliver complex Internet-enabling technologies. International Data Corporation estimates that the demand for Internet professional services will increase from $7.8 billion in 1998 to $78.5 billion in 2003.

OUR STRATEGY

     Our goal is to become a leading provider of fully-integrated, technologically-advanced Internet and eBusiness solutions to a broad range of industry segments. To achieve this goal, we are pursuing the following strategies:

     - maintaining our focus on attracting and retaining the most highly talented technology professionals;

     - further developing and expanding strategic client relationships;

     - leveraging and evolving our intellectual assets and technical expertise; and

     - selectively expanding our geographic presence.

OUR CLIENTS

     We provide our services to a broad range of clients in traditional industries and the rapidly evolving Internet sector and digital marketplace. Our clients have included barnesandnoble.com, Best Buy, Capital One, ditech.com, Ingram Micro, Pepsi, Priceline.com and Wit Capital. Our top five clients accounted for 66.8% and 56.1% of our revenues in 1998 and 1999, respectively.

OUR CORPORATE INFORMATION

     We were initially incorporated in Connecticut in 1985 under the name BDS Business Center, Inc. We reincorporated in Delaware in August 1999. In December 1999, we changed our name to Tallan, Inc. Our executive offices are located at 628 Hebron Avenue, Building Two, Suite 502, Glastonbury, CT 06033, and our telephone number is (860) 633-3693. Our web site is www.tallan.com. Information contained on our web site does not constitute part of this prospectus.

                                  THE OFFERING

Common stock offered by Tallan..........                  shares

Common stock to be outstanding after the
offering................................                  shares

Use of proceeds.........................     To redeem all outstanding shares of
                                             our Series A redeemable preferred
                                             stock for approximately $20.0
                                             million and for working capital and
                                             other general corporate purposes.
                                             We also may use a portion of the
                                             net proceeds for acquisitions of
                                             complementary businesses or
                                             technologies. See "Use of
                                             Proceeds."

Proposed Nasdaq National Market
symbol..................................     TALN

     The number of shares outstanding after this offering is based on shares outstanding as of December 31, 1999 and excludes:

     - 17,631,388 shares subject to options outstanding as of December 31, 1999 at a weighted average exercise price of $0.89 per share; and

     - 10,156,000 shares reserved for issuance under our 1999 Stock Option and Incentive Plan, our 2000 Employee Stock Purchase Plan and our 2000 Non-Employee Director Stock Option Plan.
                            ------------------------

     Except as otherwise noted, all information in this prospectus:

     - reflects the redemption of all of our outstanding shares of Series A redeemable preferred stock upon the completion of this offering;

     - reflects the automatic conversion of all of our outstanding shares of Series B convertible preferred stock into an aggregate of 3,412,970 shares of common stock upon the completion of this offering;

     - reflects a 2-for-1 stock split of all of our outstanding shares of common stock to be effected immediately prior to the effectiveness of this offering;

     - reflects the effectiveness upon the completion of this offering of our second amended and restated certificate of incorporation, which sets the number of authorized shares of common stock at 300,000,000 and sets the number of authorized shares of preferred stock at 5,000,000; and

     - assumes no exercise of the underwriters' over-allotment option.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     Set forth below are summary statement of operations data for the years ended December 31, 1997, 1998 and 1999, and summary balance sheet data as of December 31, 1999:

     - on an actual basis;

     - on a pro forma basis to reflect the automatic conversion of all of our outstanding shares of Series B convertible preferred stock upon completion of this offering; and

     - on a pro forma as adjusted basis to adjust the pro forma balances to
       reflect the sale of        shares of common stock in this offering at an
       assumed initial public offering price of $     per share, after deducting
       underwriting discounts and commissions and the estimated offering expenses payable by us, and the application of the net proceeds from this offering, including the redemption of all of our outstanding shares of Series A redeemable preferred stock for approximately $20.0 million, and reflecting a loss on redemption of the Series A redeemable preferred stock of approximately $9.5 million.

     This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes appearing elsewhere in this prospectus.

                                                                   YEAR ENDED DECEMBER 31,
                                                             -----------------------------------
                                                              1997        1998          1999
                                                             -------    ---------    -----------
STATEMENT OF OPERATIONS DATA:
Revenues...................................................  $13,453     $22,869       $53,940
Operating expenses.........................................   13,677      19,610        41,714
                                                             -------     -------       -------
Income (loss) from operations..............................     (224)      3,259        12,226
Income (loss) before income taxes..........................     (513)      3,102        12,195
Provision (benefit) for income taxes.......................      (96)      1,396         5,123
                                                             -------     -------       -------
Net income (loss)..........................................     (417)      1,706         7,072
                                                             -------     -------       -------
Deemed preferred dividends and accretion...................       --          --        (4,823)
                                                             -------     -------       -------
Net income (loss) available for common shareholders........  $  (417)    $ 1,706       $ 2,249
                                                             =======     =======       =======
Net income (loss) per common share:
  Basic....................................................  $ (0.01)    $  0.05       $  0.07
                                                             =======     =======       =======
  Diluted..................................................  $ (0.01)    $  0.05       $  0.05
                                                             =======     =======       =======
Weighted average number of shares:
  Basic....................................................   32,200      31,611        32,005
                                                             =======     =======       =======
  Diluted..................................................   32,200      33,505        44,621
                                                             =======     =======       =======

                                                                      DECEMBER 31, 1999
                                                             -----------------------------------
                                                                                      PRO FORMA
                                                             ACTUAL     PRO FORMA    AS ADJUSTED
                                                             -------    ---------    -----------
BALANCE SHEET DATA:
Cash and cash equivalents..................................  $ 9,789     $ 9,789       $
Working capital............................................   16,891      16,891
Total assets...............................................   24,151      24,151
Long-term liabilities......................................      336         336
Mandatorily redeemable preferred stock.....................   16,663      10,479
Total stockholders' equity.................................    2,885       9,069

                                  RISK FACTORS

     You should carefully consider the following risks before making an investment decision. Our business, results of operations and financial condition could be adversely affected by any of the following risks. Additional risks and uncertainties, including those that are not yet identified or that we currently think are immaterial, may also adversely affect our business, results of operations and financial condition. The market price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

                         RISKS RELATED TO OUR BUSINESS

BECAUSE OUR REVENUES ARE PRIMARILY PROJECT-BASED AND WE DEPEND ON A LIMITED NUMBER OF MAJOR CLIENTS, IF WE LOSE EVEN ONE CLIENT, OUR REVENUES COULD DECREASE SIGNIFICANTLY.

     Our revenues are derived almost entirely from fees for services generated on an engagement-by-engagement basis. These engagements vary in size and scope. We generate much of our revenues from a limited number of major clients. As a result, if we lose a major client or large project, or are unable to continue to generate new engagements of similar size and scope our revenues will be adversely affected. During 1999, our two largest clients accounted for approximately 28% of our revenues, and our five largest clients accounted for approximately 56% of our revenues. In 1998, our two largest clients accounted for approximately 42% of our revenues, and our five largest clients accounted for approximately 67% of our revenues.

     In addition, a client that accounts for a significant portion of our revenues in a particular period may not account for a similar portion of our revenues in any other period. A client may or may not engage us for further services once a project is completed. As a result, we cannot assure you that our revenues will recur from period-to-period, which contributes to the unpredictability of our revenues in any period. Our future success will depend on our ability to generate additional projects from our existing clients and to establish relationships with additional companies.

     We charge our clients for the time, materials and expenses incurred on a particular project. Generally, we enter into agreements with our clients on a per project basis. A client may terminate our services under these agreements with little or no prior notice and without penalty. In addition, in some cases, we have performed and do perform work without formal contracts. We cannot assure you that our clients will not terminate our agreements with them prematurely or significantly reduce a project's scope before completion. Consequently, you should not predict or anticipate our future revenues based on the number of clients we currently have or the number and size of our existing projects. If our existing agreements with clients are terminated prematurely or if we are unable to enter into similar engagements with new clients, our business and results of operations could be materially and adversely affected.

OUR OPERATING RESULTS MAY FLUCTUATE ON A QUARTERLY BASIS AND FAIL TO MEET THE EXPECTATIONS OF ANALYSTS OR INVESTORS, WHICH MAY NEGATIVELY IMPACT OUR STOCK PRICE.

     Our revenues and operating results vary from quarter to quarter. Fluctuations in our quarterly results may be caused by variations in the following:

     - number, size or scope of client engagements;

     - number and size of client engagements commenced or completed during a quarter;

     - timing of employee hiring and capacity utilization rates;

     - number of business days in a quarter;

     - level of vacation activity by employees in a quarter;

     - pricing changes in the industry; and

     - general economic conditions.

     A substantial portion of our operating expenses is related to personnel costs, marketing programs and overhead, which cannot be adjusted quickly and are therefore relatively fixed in the short term. Our operating expense levels are based, in significant part, on our expectations of future revenues. If actual revenues are below our expectations, our results of operations and financial condition would be materially and adversely affected. Also, if we fail to collect a large account receivable, we could be subjected to significant financial exposure.

     Due to all of the foregoing factors, you should not rely on period-to-period comparisons of our results of operations as an indication of future performance. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. In this event, the market price of our common stock is likely to fall and you could lose all or a part of your investment.

THE LOSS OF THE SERVICES OF OUR SENIOR MANAGEMENT AND OTHER KEY PERSONNEL COULD IMPAIR OUR ABILITY TO SUCCESSFULLY EXECUTE OUR BUSINESS STRATEGY.

     Our future success depends in large part on the continued services of a number of our key personnel, including our Chairman and Chief Executive Officer, John M. Hughes. The loss of the services of Mr. Hughes or any of our other key personnel could impair our ability to successfully execute our business strategy, because we substantially rely on their experience and management skills. We cannot assure you that we will be able to prevent key personnel, who may leave our employ in the future, from disclosing or using our technical knowledge, confidential information, practices or procedures. One or more of our key personnel might resign and join a competitor or form a competing company. Any loss of key project managers could jeopardize the stability of our infrastructure and our ability to provide the high service levels our customers expect. As a result, we might lose existing or prospective clients, which could have a material adverse effect on our business.

A FAILURE TO ATTRACT AND RETAIN QUALIFIED PROFESSIONALS COULD ADVERSELY AFFECT OUR ABILITY TO COMPETE EFFECTIVELY.

     Our business is labor intensive. Our ability to hire, train, retain and manage highly-skilled professionals with skills related to the Internet and its rapidly changing technologies, including project managers and technical, recruiting, creative, consulting, marketing and sales personnel is an important factor in our future success. There is a significant shortage of, and intense competition for, professionals who are qualified to perform the services we provide. This shortage is likely to continue for the foreseeable future. We must continually recruit and retain talented professionals in order for our business to grow. The recruitment process could consume a significant amount of management time. In addition, our agreements with our clients generally do not contain provisions regarding non-solicitation of our professionals. Our professionals could leave us and work for our competitors or clients or start their own businesses in competition with us. We cannot assure you that we will be able to attract a sufficient number of qualified professionals or that we will successfully train, retain and manage those that we hire. The failure to attract and retain qualified professionals could have a material adverse effect on our business.

WE MAY NOT BE ABLE TO MANAGE FUTURE GROWTH EFFECTIVELY, WHICH COULD HARM OUR BUSINESS.

     We have grown rapidly in recent years. Our expected future growth, through both organic expansion of our base business and possible strategic acquisitions, is likely to further strain our operational and financial systems and other resources. Our software developer headcount has grown from 117 as of December 31, 1998 to 261 as of December 31, 1999. As we grow, it may be difficult to maintain our corporate culture and any change in our corporate culture could affect our ability to retain qualified professionals, which could in turn have an adverse impact on our business. Furthermore, we do not believe our recent growth rate is sustainable for the long term. To manage future growth, our management must continue to improve our operational and financial systems and expand, train, retain and manage our professional staff. We cannot assure you that we will be able to manage our future growth effectively. If our systems, procedures and controls are inadequate to support our operations, our expansion would be halted and we could lose our opportunity to gain significant market share. Any inability to manage our future growth effectively could have a material adverse effect on our business, financial condition and results of operations.

ALTHOUGH WE HAVE BEEN IN BUSINESS SINCE 1985, OUR LIMITED OPERATING HISTORY IN DEVELOPING AND DELIVERING EBUSINESS SOLUTIONS MAY MAKE IT DIFFICULT FOR YOU TO EVALUATE OUR PROSPECTS FOR SUCCESS.

     We commenced operations in 1985, but have only a limited operating history developing and delivering eBusiness solutions. This may make it difficult for you to evaluate our prospects for success. Because of this limited operating history, our recent growth and the fact that some of our competitors have longer operating histories developing and delivering Internet and eBusiness solutions, we believe that the prediction of our future success is difficult. You should evaluate our chances of financial and operational success in light of the risks, uncertainties, expenses, delays and difficulties associated with operating a new type of business, many of which are beyond our control. You should not rely on our historical results of operations as indications of future performance. The uncertainty of our future performance and the uncertainties of our operating in a new and expanding market increase the risk that the value of your investment could decline.

IF WE FAIL TO KEEP PACE WITH RAPID TECHNOLOGICAL ADVANCES, SHIFTING INDUSTRY STANDARDS AND EVOLVING CLIENT REQUIREMENTS, OUR BUSINESS WILL SUFFER.

     The Internet professional services market is characterized by rapidly changing technology, evolving industry standards and changing client needs. Accordingly, our future success will depend, in part, on our ability to meet these challenges. Among the most important challenges facing us are the need to:

     - attract and retain skilled professionals;

     - effectively incorporate leading edge technologies into our eBusiness solutions;

     - continue to develop our technical expertise and our strategic design and implementation abilities;

     - influence and respond to emerging industry standards and other technological changes;

     - develop new services that meet rapidly changing customer needs; and

     - advertise and market our services and enhance our brand recognition.

     All of these challenges must be met in a timely and cost-effective manner. We cannot assure you that we will succeed in effectively meeting these challenges and our failure to do so could harm our business.

WE FACE INTENSE COMPETITION AND THE BARRIERS TO ENTRY IN OUR BUSINESS ARE RELATIVELY LOW; ACCORDINGLY, WE MAY LOSE PROJECTS TO OUR COMPETITORS.

     The market for our services is subject to increased competition from existing players, new entrants and internal information technology groups. Many of our competitors have certain advantages over us, including longer relationships with client bases that are frequently larger than ours; greater brand or name recognition; and significantly greater financial, technical and marketing resources. As a result, our competitors may be in a position to respond more quickly to new or emerging technologies and changes in customer requirements and to develop and promote their services more effectively than we do.

     There are relatively low barriers to entry into our business. The market is characterized by an increasing number of entrants that have introduced or developed services similar to those offered by us. We believe that competition will intensify and increase in the future. As a result, new market entrants pose a threat to our business. We do not own any patented or other proprietary technology that precludes or inhibits competitors from entering our markets. Existing or future competitors may develop or offer services that are comparable or superior to ours at a lower price, which could have a material adverse effect on our results of operations and financial condition.

WE HAVE AGREED IN THE PAST, AND MAY AGREE IN THE FUTURE, TO NON-COMPETITION PROVISIONS WHICH RESTRICT US FROM PROVIDING SERVICES TO COMPETITORS OF OUR CLIENTS.

     In some instances, we agree to non-competition provisions which restrict us from providing services to competitors of our clients. These provisions may prevent us from pursuing or accepting engagements with new clients in some sectors. Our inability to pursue or accept engagements with these new clients could adversely affect our business.

IF WE ARE UNABLE TO EFFICIENTLY INTEGRATE ANY FUTURE ACQUISITIONS, OUR MANAGEMENT AND EMPLOYEES COULD BE DISTRACTED, OUR CLIENTS MAY NOT BE SATISFIED AND OUR BUSINESS COULD BE DISRUPTED.

     We intend to consider, from time-to-time, strategic acquisitions that we believe can complement and expand our existing business. To date, we have not completed any acquisitions and, accordingly, have no experience with acquisitions. Our failure to manage an acquisition successfully could have a material adverse effect on our business. We cannot assure you that we will be able to identify suitable acquisition opportunities, obtain any necessary financing on acceptable terms or successfully integrate acquired personnel and operations. In addition, as a public company, the cost of acquiring a business may increase relative to the cost of similar acquisitions when we were a private company. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and materially and adversely affect our results of operations. Any future acquisitions would involve certain other risks, including the assumption of additional liabilities, potentially dilutive issuances of equity securities and diversion of management's attention from other business concerns. Furthermore, we may issue equity securities or incur debt to pay for any future acquisitions. If we issue equity securities, your percentage ownership of our company would be reduced and such securities may be issued with rights senior to yours.

IF THE INTERNET DOES NOT CONTINUE TO BE ACCEPTED BY THE MARKETPLACE AND GROW AND DEVELOP AS A VIABLE BUSINESS TOOL, DEMAND FOR OUR SERVICES MAY DECLINE.

     Demand and market acceptance for new services is subject to a high level of uncertainty. The future level of demand for Internet professional services will depend upon a number of factors, including the following:

     - the growth in consumer access to, and acceptance of, the Internet;

     - the adoption of Internet-based business models; and

     - the development and acceptance of technologies that facilitate two-way communication between companies and targeted audiences.

     Significant issues concerning the commercial use of Internet technologies, including security, reliability, cost, ease of use and quality of service, remain unresolved and may inhibit the growth of eBusiness solutions that utilize these technologies. Our future success will depend, in part, on our ability to meet these challenges, which must be met in a timely and cost-effective manner. We cannot assure you that we will succeed in effectively meeting these challenges, and our failure to do so could materially and adversely affect our business.

     Industry analysts and others have made many predictions concerning the growth of the Internet as a business medium. Many of these historical predictions have overstated the growth of the Internet. These predictions should not be relied upon as conclusive. The market for our services may not continue to develop and our services may never be widely adopted. If the market for Internet professional services fails to develop, or develops more slowly than expected, or if our services do not achieve broad market acceptance, our business would be materially and adversely affected.

     Any delay or failure by us in responding quickly, cost-effectively and efficiently to these developments could render our existing services and methodologies obsolete and have a material adverse effect on our business. To remain competitive, we must be able to improve our current services and develop new services that address the increasingly sophisticated and varied needs of our current and future clients while incorporating technological advances and emerging industry standards and practices. We may have to incur substantial expenditures to modify or adapt our services or infrastructure to respond to the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

     Our future success will depend, in part, upon our intellectual property rights and our ability to protect these rights. We do not have any patents or patent applications pending and existing trade secret and copyright laws afford us only limited protection. Third parties may attempt to obtain, disclose, or use our solutions or technologies. This is particularly true in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States. Others may independently develop and obtain patents or copyrights for technologies that are substantially similar or even superior to our technologies. If that happens, we may need to license these technologies and we may not be able to obtain licenses on reasonable terms, if at all. If we are unsuccessful in any future intellectual property litigation we may be forced to do one or more of the following:

     - cease selling or using technology or services that incorporate the challenged intellectual property;

     - obtain a license to use the relevant technology which may not be available on reasonable terms or at all;

     - reconfigure our services to avoid infringement; and

     - refund payments that we have previously received.

     We maintain a general policy of not requiring our non-executive employees to sign confidentiality, proprietary information or assignment of inventions and copyrights agreements. Accordingly, with respect to patent and patent rights, we do not have exclusive ownership of, or a right to use, sell, license, dispose of and bring actions for infringement of any patent or patent rights developed by an employee who has not signed such an agreement.

     Generally, we develop software applications for specific client engagements. In many instances, we have performed services for clients without an agreement providing for the assignment of intellectual property rights to the client. Issues relating to ownership of and rights to use software applications and frameworks can be complicated. We may become involved in disputes relating to the ownership and use of intellectual property. Also, we may have to pay monetary damages in these disputes which could adversely affect our results of operations and financial condition.

IF SOFTWARE APPLICATIONS WE DEVELOP HAVE DEFECTS, WE COULD BE LIABLE TO CLIENTS FOR CLAIMS WHICH COULD BE SIGNIFICANT.

     We develop, implement and maintain Internet applications that are crucial to the operation of our clients' businesses. Defects in the applications we develop could result in:

     - delayed or lost revenues;

     - adverse customer reaction and negative publicity about us or our services; or

     - expensive corrections.

     Any of these results could have a material adverse effect on our financial condition. Clients who are not satisfied with our services could bring claims against us for substantial damages.

     Our agreements with clients generally do not disclaim our responsibility for any contingent liability incurred by clients relating to our services. We cannot assure you that any claims asserted against us will be covered by insurance, will not exceed the level of our insurance or that the insurance we carry will continue to be available on economically reasonable terms, if at all. The successful assertion of one or more large claims against us that are uninsured, exceed our insurance coverage or result in changes to our insurance policies, including premium increases, could have a material adverse effect on our financial condition or results of operations.

THE INTERNATIONAL MARKET FOR OUR SERVICES IS UNPROVEN, AND AS A RESULT, THE REVENUES GENERATED BY FUTURE INTERNATIONAL OPERATIONS MAY NOT BE ADEQUATE TO OFFSET THE EXPENSE OF ESTABLISHING AND MAINTAINING THOSE OPERATIONS.

     One component of our long-term strategy is to expand into international markets. The international market for our services is unproven, and we cannot assure you that we will be able to market, sell and deliver our services successfully outside the United States. There are risks inherent in doing business in international markets, including different regulatory requirements, trade barriers, challenges in staffing and managing foreign operations, currency risk, different technology standards, different tax structures which may adversely impact earnings, different privacy, censorship and service provider liability standards and regulations and foreign political and economic instability, any of which could adversely affect the success of any international operations we establish in the future.

WE MAY NEED ADDITIONAL FINANCING IN THE FUTURE, AND, IF WE ARE UNABLE TO OBTAIN SUCH FINANCING ON REASONABLE TERMS, OUR ABILITY TO EFFECT OUR BUSINESS STRATEGY COULD BE DISRUPTED.

     In the future, we may not generate sufficient cash flow from operations to pay all of our operating expenses. We anticipate that the net proceeds from the offering, together with available funds and cash from operations, will be sufficient to meet our working capital and capital expenditure requirements through at least the next twelve months. However, we may need additional financing sooner if we:

     - decide to expand faster than planned;

     - develop new or enhanced services or products ahead of schedule;

     - need to respond to competitive pressures; or

     - decide to acquire complementary businesses or products.

     We may not be able to borrow money or issue equity securities to meet our cash needs, and even if we can complete such transactions, they may not be on terms that are favorable or even reasonable from our perspective. If we raise additional funds through the issuance of equity or debt securities, such securities may have rights senior to those of our stockholders and our stockholders may experience additional dilution.

             RISKS RELATED TO THE INTERNET AND EBUSINESS INDUSTRIES

OUR BUSINESS IS DEPENDENT ON THE CONTINUED USE AND GROWTH OF THE INTERNET AND THE ADOPTION OF EBUSINESS SOLUTIONS AND IF SUCH USE, GROWTH AND ADOPTION DO NOT CONTINUE, OUR BUSINESS WILL SUFFER.

     Our market is relatively new and rapidly evolving. Our future success will depend on the acceptance by clients of the Internet and eBusiness solutions as an integral part of their business model. Demand for and market acceptance of recently introduced services are each subject to a high level of uncertainty. Our business could be adversely affected if use of the Internet does not continue to develop, or develops more slowly than expected.

     The level of demand and acceptance of Internet professional services may not increase for a number of reasons, including:

     - inadequate network infrastructure and congestion of traffic on the Internet;

     - actual or perceived lack of security of information;

     - inconsistent quality of service;

     - lack of availability of cost-effective, high-speed service;

     - lack of access and ease of use;

     - excessive governmental regulation; and

     - uncertainty regarding intellectual property ownership.

     We cannot assure you that the Internet infrastructure will be able to support expected growth or that the performance and reliability of the Internet will not decline as a result of this growth. Many web sites have experienced a variety of interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays frequently occur in the future, Internet usage could grow more slowly than anticipated or even decline.

     If acceptance and growth of the Internet as a medium for commerce and communication does not continue, our business strategy may not be successful because there may not be a continuing market demand for our services. The need to securely transmit confidential information, such as credit card and other personal information, over the Internet has been a significant barrier to eBusiness and Internet communications. Any well-publicized compromise of security could deter consumers and businesses from using the Internet to conduct transactions that involve transmitting confidential information, such as purchases of goods or services. Furthermore, computer viruses that spread over the Internet could disable or damage the systems we develop for our clients. Decreased Internet traffic or eBusiness sales as a result of general security concerns or viruses could cause companies to reduce their amount of technology spending, which could hurt our results of operations.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES RELATING TO THE INTERNET COULD IMPOSE CONSTRAINTS ON OUR GROWTH AND EXPOSE US TO UNANTICIPATED LIABILITIES.

     Congress has recently passed legislation and several more bills have recently been sponsored in both the House and Senate that are designed to regulate certain aspects of the Internet, including on-line content, copyright infringement, user privacy, taxation, access charges, liability for third-party activities and jurisdiction. In addition, federal, state, local and foreign governmental organizations are also considering other legislative and regulatory proposals that would regulate the Internet.

     The laws governing the use of the Internet, in general, remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad. This occurrence may impose additional burdens on companies conducting business online by limiting how information can flow over the Internet and the type of information that can flow over the Internet. The adoption or modification of laws or regulations relating to the Internet could adversely affect our business. Increased regulation of the Internet may decrease the growth in the use of the Internet, which could decrease the demand for our services, increase our cost of doing business or otherwise harm our business.

                         RISKS RELATED TO THIS OFFERING

IF THE PUBLIC PERCEPTION OF THE VALUE OF OUR COMMON STOCK IS LOWER THAN THE INITIAL PUBLIC OFFERING PRICE, THE MARKET PRICE OF OUR COMMON STOCK AFTER THIS OFFERING MAY BE LOWER THAN THE PRICE YOU PAY.

     Prior to this offering, there has been no public market for our common stock. We, together with the representatives of the underwriters, will determine the initial public offering price based upon a number of factors, and this price may not be the price at which the common stock will trade after this offering. The price of our common stock that will prevail in the market after this offering may be lower than the price you pay. In addition, after this offering, an active trading market in our stock might not develop or continue. We cannot assure you of the extent to which investor interest in Tallan will lead to the development of an active trading market or how liquid that market may become.

BECAUSE OF THE NATURE OF OUR BUSINESS, THE MARKET PRICE OF OUR COMMON STOCK IS PARTICULARLY SUBJECT TO VOLATILITY AND COULD DROP UNEXPECTEDLY.

     The stock market in general has recently experienced extreme price and volume fluctuations. In addition, the market prices of securities of technology companies, particularly Internet-related companies, have been extremely volatile, and have experienced fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market fluctuations could adversely affect the market price of our common stock. The market price of the common stock may fluctuate substantially due to a variety of factors, including:

     - any actual or anticipated fluctuations in our financial condition and operating results;

     - public announcements concerning us or our competitors, or the Internet industry;

     - the introduction or market acceptance of new service offerings by us or our competitors;

     - changes in industry research analysts' earnings estimates;

     - changes in accounting principles;

     - sales of our common stock by existing stockholders; and

     - the loss of any of our key personnel.

WE COULD BECOME SUBJECT TO CLASS ACTION LITIGATION DUE TO STOCK PRICE VOLATILITY, WHICH, IF IT OCCURS, WILL DISTRACT OUR MANAGEMENT AND COULD RESULT IN SUBSTANTIAL COSTS AND LARGE JUDGMENTS AGAINST US.

     In the past, securities class action litigation has often been brought against companies following periods of volatility in the market prices of their securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert our management's attention and resources, which could cause serious harm to our business.

THE SIGNIFICANT CONTROL OVER STOCKHOLDER VOTING MATTERS WHICH MAY BE EXERCISED BY OUR EXECUTIVE OFFICERS AND AFFILIATES WILL DEPRIVE YOU OF THE ABILITY TO INFLUENCE CORPORATE ACTIONS.

     After this offering, our executive officers, directors and affiliates will
together control approximately      % of our outstanding common stock. As a
result, these stockholders, acting together, will be able to exhibit significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions such as mergers, acquisitions, consolidations and the sale of all or substantially all of our assets. This concentration of ownership may have the effect of delaying or preventing a change in control of Tallan could deprive our stockholders of an opportunity to receive a premium for their common stock as part of our sale and might adversely affect the market price of our common stock.

FUTURE SALES OF A LARGE NUMBER OF SHARES OF OUR COMMON STOCK BY OUR STOCKHOLDERS COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

     If our stockholders sell a large number of shares of our common stock, the market price of the common stock could decline significantly. These sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. Moreover, the perception in the public market that our stockholders might sell shares of common stock could depress the market price of the common stock. Immediately after this offering, approximately shares, including options to purchase shares of our common stock
which are vested, will be outstanding. Of these shares,                shares
will be available for resale in the public market without restriction
immediately following this offering,                of which shares are subject
to lock-up agreements restricting the sale of common stock for 180 days after the date of this prospectus. In addition, 15,938,637 shares will be available for resale in the public market without restriction 90 days after the date of this prospectus, of which 14,899,975 shares are subject to lock-up agreements restricting the sale of common stock for 180 days after the date of this prospectus. Upon expiration of the lock-up agreements, an additional 27,952,790 shares held by existing shareholders will become eligible for resale in the public market at various dates thereafter, subject in some cases to volume limitations. In addition, FleetBoston Robertson Stephens Inc. may, in its sole discretion and at any time or from time to time, without notice, release all or any portion of the securities subject to the lock-up agreements.

CERTAIN PROVISIONS OF OUR GOVERNING DOCUMENTS AND OF DELAWARE LAW COULD INHIBIT OUR ABILITY TO SELL OUR BUSINESS, EVEN IF DOING SO WOULD BE FAVORED BY STOCKHOLDERS SUCH AS YOU.

     Following this offering, certain provisions of our certificate of incorporation and bylaws, as well as Section 203 of the Delaware General Corporation Law, may discourage, delay or prevent a change in control of our company that you as a stockholder might otherwise consider favorable. These provisions include:

     - authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of shares outstanding and thwart a hostile takeover attempt;

     - implementing a classified Board of Directors;

     - prohibiting cumulative voting in the election of directors, which will allow a majority of stockholders to control the election of all directors;

     - requiring super-majority voting to effect certain amendments to our certificate of incorporation and bylaws;

     - limitations on who may call special meetings of stockholders;

     - prohibiting stockholder action by written consent, which requires all actions to be taken at a meeting of our stockholders; and

     - establishing advance notice requirements for nominations of candidates for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

     In addition, Section 203 of the Delaware General Corporation Law and our stock incentive plans may discourage, delay or prevent a change in control of our company.

WE WILL HAVE BROAD DISCRETION IN USING THE PROCEEDS OF THIS OFFERING, AND WE MAY SPEND THE PROCEEDS IN WAYS WITH WHICH YOU DO NOT AGREE AND IN WAYS THAT MAY NEGATIVELY IMPACT OUR FINANCIAL CONDITION.

     Our decisions regarding the use of the proceeds of this offering could have a material adverse effect on our business. Other than approximately $20.0 million to redeem all outstanding shares of Series A redeemable preferred stock, we have not identified specific uses for the proceeds from this offering, and we will have broad discretion in how we use them. In addition, we are unable to determine how much of the proceeds will be used for any identified purpose because circumstances regarding our planned uses of the proceeds may change. You will not have the opportunity to evaluate the economic, financial or other information upon which we base our decisions on how to use the proceeds. Furthermore, we may not be able to invest these funds effectively.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF YOUR INVESTMENT.

     If you purchase shares of our common stock in this offering, you will experience immediate and substantial dilution, because the price you pay will be substantially greater than the net tangible book value per share of the shares you acquire. This dilution is due in large part to the fact that earlier investors in us paid substantially less than the initial public offering price when they purchased their shares of common stock. In addition, you will experience dilution upon the exercise of outstanding stock options to purchase common stock.

         SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS; MARKET DATA

     Some of the statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or other future financial performance, and are identified by terminology such as "may," "will," "should," "expects," "scheduled," "plans," "intends," "anticipates," "believes," "estimates," "potential," or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot assure you that our future results, levels of activity, performance or goals will be achieved. We undertake no obligation to update any of the forward-looking statements after the date of this prospectus to conform such statements to reflect the occurrence of unanticipated events.

     This prospectus contains market data related to our business and the Internet professional services industry. This market data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates could have a material adverse effect on our business, results of operations and financial condition, and the market price of our common stock.

                                USE OF PROCEEDS

     The net proceeds we will receive from the sale of          shares of common
stock offered by us are estimated to be $            ($          if the
underwriters' over-allotment option is exercised in full) after deducting underwriting discounts and commissions and the estimated offering expenses
payable by us and assuming an initial public offering price of $          .

     We expect to use the net proceeds from this offering to redeem all outstanding shares of our Series A redeemable preferred stock for approximately $20.0 million and for working capital and other general corporate purposes. Other than such amount, we have not identified specific uses for such proceeds and management will have discretion over their use and investment. A portion of the net proceeds may be used for the acquisition of complementary businesses or technologies. We are not currently a party to any contracts, letters of intent, commitments or agreements and are not currently engaged in active negotiations with respect to any such acquisitions. Pending such uses, we will invest the net proceeds from this offering in investment grade, interest-bearing securities.

     The principal purposes of this offering are:

     - to redeem all outstanding shares of our Series A redeemable preferred stock;

     - to increase our equity capital;

     - to create a public market for our common stock;

     - to facilitate future access by us to public equity markets;

     - to provide increased visibility and credibility in our marketplace; and

     - to enhance our ability to use our common stock as a means of attracting and retaining key employees.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock. We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, plans for expansion and the terms of any credit facilities we may enter into in the future.

                                 CAPITALIZATION

     You should read this table along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes appearing elsewhere in this prospectus.

     The following table presents our capitalization as of December 31, 1999:

     - on an actual basis;

     - on a pro forma basis to reflect the automatic conversion of all of our outstanding shares of Series B convertible preferred stock upon completion of this offering; and

     - on a pro forma as adjusted basis to adjust the pro forma balances to
       reflect the sale of        shares of common stock in this offering at an
       assumed initial public offering price of $     per share, after deducting
       underwriting discounts and commissions and the estimated offering expenses payable by us, and the application of the net proceeds from this offering, including the redemption of all of our outstanding shares of Series A redeemable preferred stock for approximately $20.0 million, and reflecting a loss on redemption of the Series A redeemable preferred stock of approximately $9.5 million.

                                                                     DECEMBER 31, 1999
                                                         -----------------------------------------
                                                                                        PRO FORMA
                                                            ACTUAL       PRO FORMA     AS ADJUSTED
                                                         ------------   ------------   -----------
Mandatorily redeemable preferred stock:
Series A redeemable preferred stock, $0.01 par value;
3,412,969 shares authorized; 3,412,969 shares issued
and outstanding, actual and pro forma; no shares
authorized, issued and outstanding, pro forma as
adjusted...............................................  $ 10,479,354   $ 10,479,354    $     --
     Series B convertible preferred stock, $0.01 par
       value; 1,706,485 shares authorized; 1,706,485
       shares issued and outstanding, actual; no shares
       authorized, issued and outstanding, pro forma
       and pro forma as adjusted.......................     6,183,676             --          --
Stockholders' equity(1):
     Preferred stock, $0.01 par value; 5,000,000 shares
       authorized; no shares issued and outstanding....
     Common stock, $0.01 par value, 300,000,000 shares
       authorized; 38,481,110 shares issued and
       32,643,136 shares outstanding, actual;
       41,894,080 shares issued and 36,056,106 shares
       outstanding, pro forma;        shares issued,
       and        shares outstanding, pro forma as
       adjusted........................................       384,811        418,941
Additional paid-in capital.............................    15,846,233     21,995,779
Treasury stock at cost (5,837,974 shares)..............   (17,105,264)   (17,105,264)
Retained earnings......................................     3,666,879      3,666,879
Other accumulated comprehensive income.................        92,681         92,681
                                                         ------------   ------------    --------
     Total stockholders' equity........................     2,855,340      9,069,016
                                                         ------------   ------------    --------
          Total capitalization.........................  $ 19,548,370   $ 19,548,370    $
                                                         ============   ============    ========

---------------
(1) The number of shares of common stock outstanding as of December 31, 1999 does not reflect 17,631,388 shares issuable under options outstanding as of December 31, 1999 at a weighted average exercise price of $0.89 per share and 10,156,000 additional shares reserved for issuance under our 1999 Stock Option and Incentive Plan, our 2000 Employee Stock Purchase Plan and our 2000 Non-Employee Director Stock Option Plan.

                                    DILUTION

     Our net tangible book value per share immediately after this offering will be substantially less than the initial public offering price because the initial public offering price will be substantially higher than the current net tangible book value per share. Our pro forma net tangible book value as of December 31,
1999 was $       million, or $     per share. Pro forma net tangible book value
per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. After giving effect
to the sale by us of        shares of common stock in this offering at an
assumed initial public offering price of $     per share, after deducting
underwriting discounts and commissions and the estimated offering expenses payable by us, the pro forma net tangible book value as of December 31, 1999
would have been $       million, or $     per share. This represents an
immediate increase in pro forma net tangible book value of $     per share to
existing stockholders and an immediate dilution of $     per share to new
investors purchasing shares of common stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............            $
       Pro forma net tangible book value per share as of
        December 31, 1999...................................  $
                                                              ------
       Increase per share attributable to this offering.....  $
                                                              ------
     Pro forma net tangible book value per share after this
      offering..............................................
     Dilution per share to new investors....................
                                                                        =====

     Assuming the exercise in full of the underwriters' over-allotment option, our pro forma net tangible book value at December 31, 1999 would have been
approximately $     per share, representing an immediate increase in the net
tangible book value of $     per share to our existing stockholders and an
immediate decrease in net tangible book value of $     per share to new
investors purchasing shares of common stock in this offering.

     The following table summarizes, on a pro forma basis as of December 31, 1999, the difference between the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid by existing stockholders and by new investors purchasing shares of common stock in this offering.

                                              SHARES PURCHASED       TOTAL CONSIDERATION
                                            ---------------------   ---------------------   AVERAGE PRICE
                                              NUMBER      PERCENT     AMOUNT      PERCENT     PER SHARE
                                            -----------   -------   -----------   -------   -------------
Existing stockholders.....................                      %   $                   %      $
New investors.............................
                                            -----------    -----    -----------    -----
          Total...........................                 100.0%   $              100.0%
                                            ===========    =====    ===========    =====

     The discussion and the tables above assume no exercise of stock options outstanding on December 31, 1999 and no issuance of shares granted or reserved for future issuance under our equity plans. As of December 31, 1999, there were options outstanding to purchase 17,631,388 shares of common stock at a weighted average exercise price of $0.89 per share. To the extent that any of these options are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus. The statement of operations information for the three-year period ended December 31, 1999 and the balance sheet information as of December 31, 1998 and 1999 is derived from our financial statements which have been audited by PricewaterhouseCoopers LLP, independent public accountants, and are included elsewhere in this prospectus. The statement of operations information for the year ended December 31, 1996 and the balance sheet information as of December 31, 1996 is derived from our audited financial statements, which are not included in this prospectus. The statement of operations information for the year ended December 31, 1995, and the balance sheet information as of December 31, 1995 is unaudited and has been prepared on the same basis as our audited financial statements included elsewhere in this prospectus. In our opinion, this unaudited information includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such information. The historical results should not be relied upon as necessarily indicative of the operating results you should expect for any future period.

                                                                   YEAR ENDED DECEMBER 31,
                                                     ---------------------------------------------------
                                                      1995       1996       1997       1998       1999
                                                     -------    -------    -------    -------    -------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues...........................................  $ 4,236    $ 7,706    $13,453    $22,869    $53,940
Operating expenses:
  Project personnel costs..........................    2,300      4,502      8,515     13,150     30,574
  General and administrative.......................    1,231      2,313      3,443      5,020      8,559
  Selling and marketing............................      372        715        909        919      1,785
  Research and development.........................       --         --        623        223         --
  Depreciation and amortization....................       80        154        187        298        796
                                                     -------    -------    -------    -------    -------
Income (loss) from operations......................      253         22       (224)     3,259     12,226
Other expenses, net................................      (34)       (88)      (289)      (157)       (31)
                                                     -------    -------    -------    -------    -------
Income (loss) before income taxes..................      219        (66)      (513)     3,102     12,195
Provision (benefit) for income taxes...............       94        (25)       (96)     1,396      5,123
                                                     -------    -------    -------    -------    -------
Net income (loss)..................................  $   125    $   (41)   $  (417)   $ 1,706    $ 7,072
                                                     -------    -------    -------    -------    -------
Deemed preferred dividends and accretion...........       --         --         --         --     (4,823)
                                                     -------    -------    -------    -------    -------
Net income (loss) available for common
  shareholders.....................................  $   125    $   (41)   $  (417)   $ 1,706    $ 2,249
                                                     =======    =======    =======    =======    =======
Net income (loss) per common share:
  Basic............................................  $  0.00    $ (0.00)   $ (0.01)   $  0.05    $  0.07
                                                     =======    =======    =======    =======    =======
  Diluted..........................................  $  0.00    $ (0.00)   $ (0.01)   $  0.05    $  0.05
                                                     =======    =======    =======    =======    =======
Weighted average number of shares:
  Basic............................................   32,200     32,200     32,200     31,611     32,005
                                                     =======    =======    =======    =======    =======
  Diluted..........................................   32,200     32,200     32,200     33,505     44,621
                                                     =======    =======    =======    =======    =======

                                                                   YEAR ENDED DECEMBER 31,
                                                     ---------------------------------------------------
                                                      1995       1996       1997       1998       1999
                                                     -------    -------    -------    -------    -------
                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..........................  $   122    $     3    $   129    $    39    $ 9,789
Working capital (deficit)..........................      164       (121)      (550)     1,207     16,891
Total assets.......................................    1,229      1,593      3,495      4,571     24,151
Long-term liabilities..............................      364        251        304        346        336
Mandatorily redeemable preferred stock.............       --         --         --         --     16,663
Total stockholders' equity (deficit)...............      169        129       (288)     1,684      2,885

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with our financial statements, the related notes and the other financial information appearing elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to competitive factors and other factors discussed under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     We are an Internet professional services firm that creates fully integrated, technologically advanced eBusiness solutions for our clients. We focus on high-impact projects that directly increase revenues or create operating efficiencies for our clients. Our eBusiness solutions leverage our historical core competencies in the design and implementation of high volume transaction processing, data warehousing and data mining systems to enable our clients to capitalize on the opportunities presented by the rapidly growing digital marketplace.

     We derive revenues from services on a time and materials basis and recognize revenue as the services are performed. Any payments received in advance of services performed are recorded as deferred revenue. Revenues exclude reimbursable expenses charged to the client which are netted against operating expenses. We expect that our revenues will be driven primarily by the number and scope of our client engagements and by our professional services headcount. In 1999, three clients accounted for approximately 38.2% of our total revenues. Revenues from any given client will vary from period to period; however, we expect that significant customer concentration will continue for the foreseeable future.

     Project personnel costs consist primarily of the compensation and benefit payments of our employees engaged in the delivery of professional services, total expenses related to client projects and compensation and expenses related to the training of recent hires. Our gross profit margins reflect revenues less the project personnel expenses whether or not employee time is billed to a client. Our margins are affected by trends in hiring and in consultant utilization, and, as such, will vary in the future.

     General and administrative expenses consist primarily of facilities costs, compensation, benefits and travel costs of employees in our management, recruiting, human resource, information technology, finance and administration groups. We expect our general and administrative costs to increase in absolute dollars as we continue to invest in our employees, increase our recruiting efforts, expand our infrastructure, and incur other additional costs related to the growth of our business and operations as a public company.

     Selling and marketing expenses consist primarily of compensation, benefit payments and travel expenses of employees. They also include public relations, trade shows, promotional expenses and other expenses directly related to selling and marketing efforts. We expect selling and marketing expenses to increase as we expand our selling and marketing efforts to build our name recognition.

     Research and development expenses have consisted primarily of compensation and benefits of employees in our innovation groups. The innovation groups enhanced the knowledge and expertise of the strategic consulting and technology sectors of our business.

     Our revenues and earnings may fluctuate from quarter to quarter based on such factors within and outside of our control, including the variability in market demand for the Internet and Internet professional services, the number and scope of our projects, seasonal factors and the efficiency with which we utilize our employees.

     On January 31, 2000, we completed a group hire of substantially all of the employees of Citation Systems, Inc. for a purchase price of approximately $1.1 million in cash. Additionally, options to purchase 680,000 shares of common stock were issued to the employees of Citation in connection with their employment at Tallan. The purchase price will be accounted for as an intangible asset and will be amortized over a period of four years.

RESULTS OF OPERATIONS

     The following tables set forth selected financial data for the periods indicated. The historical results are not necessarily indicative of results to be expected of any future period.

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1997       1998       1999
                                                              -------    -------    -------
                                                                 (DOLLARS IN THOUSANDS)
Revenues....................................................  $13,453    $22,869    $53,940
Operating expenses:
  Project personnel costs...................................    8,515     13,150     30,574
  General and administrative................................    3,443      5,020      8,559
  Selling and marketing.....................................      909        919      1,785
  Research and development..................................      623        223         --
  Depreciation and amortization.............................      187        298        796
                                                              -------    -------    -------
Income (loss) from operations...............................     (224)     3,259     12,226
Other expenses, net.........................................     (289)      (157)       (31)
                                                              -------    -------    -------
Income (loss) before income taxes...........................     (513)     3,102     12,195
Provision (benefit) for income taxes........................      (96)     1,396      5,123
                                                              -------    -------    -------
Net income (loss)...........................................     (417)     1,706      7,072
Deemed preferred dividends and accretion....................       --         --     (4,823)
                                                              -------    -------    -------
Net income (loss) available for common shareholders.........  $  (417)   $ 1,706    $ 2,249
                                                              =======    =======    =======

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1997       1998       1999
                                                              -------    -------    -------
Revenues....................................................    100.0%     100.0%     100.0%
Operating expenses:
  Project personnel costs...................................     63.3       57.5       56.7
  General and administrative................................     25.6       22.0       15.9
  Selling and marketing.....................................      6.8        4.0        3.3
  Research and development..................................      4.6        1.0         --
  Depreciation and amortization.............................      1.4        1.3        1.4
                                                              -------    -------    -------
Income (loss) from operations...............................     (1.7)      14.2       22.7
Other expenses, net.........................................     (2.1)      (0.7)      (0.1)
                                                              -------    -------    -------
Income (loss) before income taxes...........................     (3.8)      13.5       22.6
Provision (benefit) for income taxes........................     (0.7)       6.1        9.5
                                                              -------    -------    -------
Net income (loss)...........................................     (3.1)       7.4       13.1
Deemed preferred dividends and accretion....................       --         --       (8.9)
                                                              -------    -------    -------
Net income (loss) available for common shareholders.........     (3.1)%      7.4%       4.2%
                                                              =======    =======    =======

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1999

     Revenues. Revenues increased 135.9% from $22.9 million in 1998 to $53.9 million in 1999. This increase was due primarily to increases in both the size and number of our client engagements and the increase in the number of project personnel. During 1999, each of Ingram Micro, Priceline and Barnes & Noble accounted for 15.9%, 12.0% and 10.3%, respectively, of our revenues. The number of our billable developers increased from 117 at December 31, 1998 to 261 at December 31, 1999.

     Project personnel costs. Project personnel costs increased 132.5% from $13.2 million in 1998 to $30.6 million in 1999. This increase was primarily due to the hiring of and costs associated with additional project personnel. As a percentage of revenues, project personnel costs decreased from 57.5% in 1998 to 56.7% in 1999. This decrease was primarily attributable to the higher revenues generated in 1999 as compared to 1998 which helped absorb some of the fixed costs associated with project personnel, such as training expenses.

     General and administrative expenses. General and administrative expenses increased 70.5% from $5.0 million in 1998 to $8.6 million in 1999. The increase was primarily due to the hiring of additional recruiting and other administrative personnel, and increases in facilities and equipment costs. As a percentage of revenues, general and administrative expenses decreased from 22.0% in 1998 to 15.9% in 1999. This decrease was primarily attributable to our ability to leverage fixed costs, such as rent and insurance expenses, through the increase in revenues generated in 1999 as compared to 1998.

     Selling and marketing expenses. Selling and marketing expenses increased 94.3% from $919,000 in 1998 to $1.8 million in 1999. This increase was primarily attributable to additional selling and marketing personnel and an increase in public relations efforts. As a percentage of revenues, selling and marketing expenses decreased from 4.0% in 1998 to 3.3% in 1999.

     Research and development expenses. Research and development expenses decreased 100.0% from $223,000 in 1998 to $0 in 1999. Research and development consisted of two in-house projects that were discontinued in early 1998.

     Depreciation and amortization expenses. Depreciation and amortization expenses increased 167.1% from $298,000 in 1998 to $796,000 in 1999. This increase was primarily attributable to purchases of additional furniture and equipment.

     Other expenses, net. Other expenses, net decreased by 80.1% from a net expense of $157,000 in 1998 to a net expense of $31,000 in 1999. This decrease was primarily attributable to an increase in interest income and a decrease in interest expense related to short-term borrowings.

     Income taxes. The income tax expense in 1998 was $1.4 million on pre-tax income of $3.1 million. The income tax expense in 1999 was $5.1 million on pre-tax income of $12.2 million. The effective tax rate was 45.0% in 1998 and 42.0% in 1999. The decrease in the effective tax rate resulted from a reduction in state income tax as a percentage of pre-tax income.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Revenues. Revenues increased 70.0% from $13.5 million in 1997 to $22.9 million in 1998. This increase was primarily due to an increase in the number of project personnel and the number and size of our clients. In 1998, each of Barnes & Noble, EMC Corporation and Best Buy, Inc. accounted for 29.9%, 12.3% and 10.2%, respectively, of our revenues. The number of our billable developers increased from 90 at December 31, 1997 to 117 at December 31, 1998.

     Project personnel costs. Project personnel costs increased by 54.4% from $8.5 million in 1997 to $13.2 million in 1998. This increase was primarily due to the hiring of additional project personnel. As a percentage of revenues, project personnel costs decreased from 63.3% in 1997 to 57.5% in 1998, primarily attributable to the higher revenues generated in 1998 as compared to 1997. These higher revenues helped absorb the fixed costs associated with project personnel that include training expenses and fixed costs related to client projects.

     General and administrative expenses. General and administrative expenses increased 45.8% from $3.4 million in 1997 to $5.0 million in 1998. This increase was primarily due to an increase in compensation and benefits paid due to the hiring of additional recruiting and other administrative personnel, facilities and equipment costs. As a percentage of revenues, general and administrative expense decreased from 25.6% in 1997 to 22.0% in 1998. This decrease was primarily attributable to our ability to leverage fixed costs, such as rent and insurance expenses, through the increase in revenues generated in 1998 as compared to 1997.

     Selling and marketing expenses. Selling and marketing expenses increased 1.0% from $909,000 in 1997 to $919,000 in 1998. As a percentage of revenues, selling and marketing expenses decreased from 6.8% in 1997 to 4.0% in 1998. This decrease was primarily attributable to a decrease in public relations expenses, travel expenses and general selling and marketing expenses.

     Research and development expenses. Research and development expenses decreased 64.3% from $623,000 in 1997 to $223,000 in 1998. Research and development consisted of two in-house projects which were discontinued in early 1998.

     Depreciation and amortization expenses. Depreciation and amortization expenses increased 59.0% from $187,000 in 1997 to $298,000 in 1998. This increase was primarily attributable to purchases of additional furniture and equipment.

     Other expenses, net. Other expenses, net decreased by 45.7% from a net expense of $289,000 in 1997 to a net expense of $157,000 in 1998. This decrease was primarily attributable to a decrease in interest expense related to short term borrowings, increased interest income and decreased non-operating losses.

     Income taxes. The income tax benefit was $96,000 on a pre-tax loss of $513,000 in 1997. The income tax expense in 1998 was $1.4 million on pre-tax income of $3.1 million. The effective tax rate was (18.8)% in 1997 and 45.0% in 1998. The increase in the effective tax rate resulted from positive net income.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have funded our operations through cash flow from operations, equity financings, bank borrowings and capital lease financing arrangements. Our cash and cash equivalents at December 31, 1999 were $9.8 million.

     Cash (used in) provided by operating activities was ($1.1) million in 1997, $1.8 million in 1998 and $2.6 million in 1999. The decrease in the use of cash from 1997 to 1998 was primarily due to a decrease in accounts receivable and achieving net income of $1.7 million in 1998 as opposed to a net loss of $417,000 in 1997. The increase in cash provided by operations from 1998 to 1999 was primarily due to increased net income and an increase in accrued expenses and deferred revenue, offset by an increase in accounts receivable.

     Cash (used in) provided by financing activities was $1.4 million in 1997, ($1.2) million in 1998 and $9.7 million in 1999. Cash flows from financing activities in 1997 and 1998 were primarily attributable to the proceeds and repayments on a revolving line of credit that expired in August 1999. Cash provided by financing activities in 1999 resulted from net proceeds of $27.8 million relating to the sale of equity securities, partially offset by the repurchase of outstanding shares of our common stock and repayment on a revolving line of credit totaling approximately $18.0 million.

     Our capital expenditures were $107,000 in 1997, $562,000 in 1998 and $2.5 million in 1999. The year-to-year increase in capital expenditures was primarily attributed to purchases of office furniture and computer equipment. On January 31, 2000, we completed a group hire of substantially all of the employees of Citation Systems Inc. for a purchase price of approximately $1.1 million in cash.

     We believe that our current cash and cash equivalents, together with cash generated from operations and the net proceeds from this offering, will be sufficient to meet our foreseeable working capital and capital expenditure requirements for at least the next twelve months. However, there can be no assurance that we will not require additional financings during this time frame or that such additional financing, if needed, will be available on terms acceptable to us, if at all.

     In addition, in the fourth quarter of 1999, we initiated a brand awareness and name recognition marketing campaign which accounted for a significant increase over amounts spent on marketing prior to that time. We also intend to expend significant amounts of capital in 2000 in order to further increase our marketing efforts.

RECENT ACCOUNTING PRONOUNCEMENTS

     In November 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 100, "Restructuring and Impairment Charges." In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." Staff Accounting Bulletin No. 100 expresses the views of the Securities and Exchange Commission staff regarding the accounting for and disclosure of certain expenses not commonly reported in connection with exit activities and business combinations. We do not expect the provisions of Staff Accounting Bulletin No. 100 to have a material impact on our financial statements. Staff Accounting Bulletin No. 101 expresses the views of the Securities and Exchange Commission staff in applying generally accepted accounting principles to certain revenue recognition issues. We do not expect the provisions of Staff Accounting Bulletin No. 101 to have a material impact on our financial statements.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. As issued, this statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999, with earlier application encouraged. In May 1999, the Financial Accounting Standards Board delayed the effective date of this statement for one year, to all fiscal quarters of all fiscal years beginning after June 15, 2000. We do not currently, nor do we intend in the future to, use derivative instruments and therefore do not expect that the adoption of Statement of Accounting Standards No. 133 will have any impact on our financial position or results of operations.

                                    BUSINESS

OUR COMPANY

     Tallan is an Internet professional services firm that creates fully-integrated, technologically advanced eBusiness solutions for our clients. We focus on high-impact projects that can directly increase revenues and create operating efficiencies for our clients. Our eBusiness solutions leverage our core competencies in the design and implementation of high volume transaction processing, data warehousing and data mining systems and enable our clients to capitalize on the opportunities presented by the rapidly growing digital marketplace.

     Intellectual capital is the foundation of our business. Therefore, we are focused on attracting and retaining the most highly-skilled professionals in the industry. In support of this strategy, we maintain a corporate culture focused on the software developer and utilize a creative and competitive compensation plan which continuously and frequently rewards our employees' efforts. Our organizational structure is designed to give our developers a clear career path and frequent opportunities for advancement. To retain our talented professionals and to ensure the superiority of our solutions, we maintain a professionally stimulating environment that challenges our professionals and compensates those on the leading edge of developing complex technology solutions.

     We partner with clients that are committed to using the Internet to enhance their businesses. Additionally, we seek to develop long-term partnerships where recurring revenue is generated from projects that arise as clients' strategic use of technology evolves. We continually work to evaluate, master and incorporate emerging technologies into our service offerings in order to deliver the most technologically advanced solutions to our clients. Virtually all of our solutions are delivered in an Internet, intranet or extranet environment.

     Since our inception, we have focused on growing rapidly and expanding our scope of services to provide a broader range of advanced technology solutions. We believe we have gained considerable experience from completing significant engagements across a wide range of industries for emerging eCommerce companies and established companies seeking to expand or develop their Internet operations. We will continue to focus on leading companies in various sectors to build our expertise and to continue our efforts to become recognized as a leading provider of eBusiness solutions.

INDUSTRY BACKGROUND

     Growth of the Internet and eBusiness

     The use of the Internet has grown rapidly in recent years, driven by several key factors, including the development of easy-to-use web browsers, the large and growing installed base of advanced personal computers, the adoption of faster and more efficient networks, the emergence of compelling web-based content and commerce applications and the growing sophistication of the user base. According to International Data Corporation, a leading technology research firm, the number of Internet users was 142.2 million worldwide at the end of 1998 and is expected to grow to 502.4 million by the end of 2003.

     Companies increasingly use the Internet to enhance their existing businesses and create ways of doing business on-line, commonly referred to as eBusiness. For companies, the Internet has evolved from a means of delivering online marketing brochures through a web site into a platform for the dynamic and complex series of systems that form the core of a company's relationships with its customers, business partners and employees. Companies are taking advantage of the Internet's capabilities to rapidly create new communications channels and revenue opportunities and to shorten cycle times, thereby reducing costs and improving operating efficiencies.

     Companies increasingly find that they can reliably and cost-effectively manage high-volume transaction environments on a real-time basis, compile and coordinate customer information and contacts across the enterprise, profile and qualify customers, perform predictive selling on a real-time basis and provide dynamic personalized content to web site users. Companies also create value by integrating the operations and content of business partners and coordinating the complex transactions of the supply and service chain. According to International Data Corporation, the amount of commerce conducted over the Internet is expected to exceed $1.3 trillion by 2003.

     Demand for eBusiness Solution Providers

     While there are numerous benefits that can be gained by utilizing the Internet, the design, development and delivery of a successful eBusiness solution requires professionals with broad and deep technology skills. The design of effective solutions requires careful analysis and definition of the strategic implications of the Internet for the business. Additionally, the development and delivery of successful eBusiness solutions requires substantial expertise to create and integrate new business processes with existing capabilities. There is a shortage of high quality, experienced professionals who have the technical skills required to create comprehensive eBusiness solutions. This shortage makes it costly and inefficient for most companies to hire, train and retain these professionals. As a result, many companies choose to outsource the design, development and delivery of their eBusiness solutions.

     In today's competitive environment, companies seek service providers that have expertise in three areas required to create successful eBusiness solutions: strategy consulting, creative design and, most importantly, complex technology services. Expertise in these disciplines is required to provide a comprehensive, seamless eBusiness solution that effectively integrates leading-edge technologies with user friendly interfaces. However, few Internet professional service providers have skills and expertise in all three areas which would enable them to integrate business strategy services, creative design services and complex technology architecture development services.

     As a result, there is significant and growing demand for Internet professional service providers. International Data Corporation has estimated that the market for Internet and electronic commerce services worldwide will grow from $7.8 billion in 1998 to $78.5 billion in 2003. This rapidly increasing demand for eBusiness solutions, combined with the inability of many existing Internet professional service providers to deliver the technologically advanced architectures required by clients, has created significant market opportunities which remain largely unaddressed.

THE TALLAN SOLUTION

     We provide technologically sophisticated eBusiness solutions that enable our clients to capitalize on the significant opportunities presented as a result of the widespread adoption of the Internet. Virtually all of our solutions incorporate our expertise in developing and delivering the leading-edge technologies necessary for our clients to compete in the new digital marketplace. These technologies are essential for the design and implementation of high volume transaction processing, data warehousing and data mining systems. Key elements of our solution include:

     - providing a comprehensive set of integrated technology, strategy and creative design services;

     - delivering rapid time-to-market eBusiness solutions that create measurable value for our clients;

     - delivering superior solutions through collaborative partnership efforts with clients;

     - utilizing our BLUEprint methodology to ensure the efficient delivery of solutions; and

     - leveraging our intellectual assets to benefit our clients' eBusiness efforts.

     Providing a Comprehensive Set of Integrated Technology, Strategy and Creative Design Services

     We provide our clients with a comprehensive set of integrated services designed to assist them in successfully executing their Internet strategies. While we offer the strategy and creative design services demanded by our clients, we believe the most significant benefit of our service offering is the technology component of our solutions. Our software engineers provide applications development and systems integration services using leading edge technologies, including Java, EJB, Java Server Pages, BEA WebLogic and IBM WebSphere. The solutions we develop for our clients allow them to handle rapidly increasing levels of transaction volumes and complex media-rich content. Our work on these solutions includes developing Internet-enabled applications and databases, as well as integrating Internet applications with existing applications and databases. We will continue to develop our expertise in the latest technologies and adapt these technologies for the benefit of our clients.

     Delivering Rapid Time-to-Market eBusiness Solutions that Create Measurable Value for our Clients

     We provide flexible, reliable, scalable and technologically advanced solutions that help our clients rapidly capitalize on the opportunities afforded by the digital marketplace. The timeliness of our solutions is a critical component of our offering, enabling our clients to minimize their time-to-market and create value by increasing revenues and operating efficiencies. We believe the measurable returns on investment provided by the solutions we deliver make us the provider of choice for clients committed to participating and competing successfully in the digital marketplace.

     Delivering Superior Solutions through Collaborative Partnership Efforts with Clients

     We view our clients as partners and integral members of our development teams. Because we believe that early feedback from clients is essential to the design and implementation of a successful solution, our engagements are staffed not only with our consulting professionals but also with representatives from our clients' various business and technical functions. We believe our collaborative, iterative approach ensures the efficient design and development of complex eBusiness solutions and reduces miscommunications and delays. We believe our partnership approach has led to higher levels of client satisfaction and has resulted in increased levels of repeat business. Approximately 67% of our revenues in 1999 were derived from clients who were also clients in 1998.

     Utilizing our BLUEprint Methodology to Ensure the Efficient Delivery of Solutions

     We use BLUEprint, our proprietary methodology, to direct all phases of our client engagements. We believe the guidelines provided by BLUEprint reflect a best-in-class approach to deploying value-added solutions. Through BLUEprint, we are able to deliver our solutions in rapidly sequenced stages, which considerably shortens our clients' time-to-market. BLUEprint provides procedural guidelines that ensure consistency in our approach and a high degree of consistency in executing client engagements which enable us to set and meet client expectations on-time and on-budget.

     Leveraging our Intellectual Assets to Benefit our Clients' eBusiness
Efforts

     We accumulate and disseminate knowledge gained from our client engagements to ensure the continued growth and development of our core intellectual assets. This information is tracked and stored in our corporate intranet, which serves as a centralized, secure and easily accessible repository for our accumulated knowledge. Our ability to reuse intellectual capital allows us to assess engagement requirements more effectively, leverage our experience to avoid technology pitfalls and ultimately deliver eBusiness solutions to clients in a more rapid timeframe.

OUR STRATEGY

     Our goal is to become the leading provider of fully-integrated, technologically-advanced Internet and eBusiness solutions to a broad range of industry segments. To achieve this goal, we are pursuing the following strategies:

     - maintaining our focus on attracting and retaining the most highly talented technology professionals;

     - further developing and expanding strategic client relationships;

     - leveraging and evolving our intellectual assets and technical expertise; and

     - selectively expanding our geographic presence.

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

     Maintaining our Focus on Attracting and Retaining the Most Highly Talented Technology Professionals

     We believe that our greatest asset is our team of highly skilled software developers and other technical professionals. At all levels of the organization, we are focused on building a working environment and maintaining a culture that allows our developers access to the most advanced technology tools available. Additionally, our developers only work on high-impact engagements with clients that have committed to making advanced technology solutions a significant component of their overall corporate growth strategy. As a result, we are able to attract what we believe to be the most highly skilled professionals available and in turn attract top clients. Other important elements of our effort to attract and retain top talent include an employee referral program which has allowed us to access our employees' professional network to attract talent in a cost-effective manner. We intend to continue to be innovative in our efforts to attract top talent.

     Further Developing and Expanding Strategic Client Relationships

     We have a strong track record of delivering high quality eBusiness solutions to our clients. We believe we are well positioned to gain additional engagements from these clients, as well as to increase the level of referrals to new clients. Once engaged with a client, we leverage our expertise and technology skills to expand each relationship. As a result of our clients' high levels of satisfaction, a significant number of our active engagements have originated from clients for whom we have previously completed engagements. In addition, strong relationships with current clients often result in referrals to new clients. We intend to maintain the highest levels of satisfaction to strengthen our client relationships.

     Leveraging and Evolving our Intellectual Assets and Technical Expertise

     We are committed to maintaining a leadership position in understanding and utilizing the latest technologies and view this as a critical component of our current and future success. As such, we will continue to devote significant resources to ensure our developers are proficient in the latest technological innovations. In addition, we will continue to add to enhance and utilize our repository of accumulated knowledge to more efficiently deliver technologically advanced eBusiness solutions.

     Selectively Expanding our Geographic Presence

     Many of our clients have international operations and have demand for our services overseas. Although we are not currently in the process of establishing new offices, we intend to open additional offices in selected geographic areas to serve our existing clients and to expand our client base in the United States and internationally. We believe that selective geographic expansion will enhance our ability to service existing clients on a local basis and allow us to develop additional client relationships.

OUR BLUEPRINT METHODOLOGY

     BLUEprint, our proprietary methodology that governs our organization of client engagements, is a time-based method for the delivery of eBusiness solutions. BLUEprint assists us in clarifying the business objectives and technical requirements of each of our client engagements and helps us deliver our solutions more quickly thereby shortening our clients' time-to-market.

     At the outset of our engagements we complete a thorough assessment of our client's existing business processes and technology infrastructure. Based on this assessment, we formulate an analysis of the requirements needed to translate their business objectives and processes into a solution that is significantly enabled by our advanced technology. Once we formulate a technology requirements analysis, we design a solution that leverages our clients' existing technology infrastructure to maximize their return on investment. We believe that our BLUEprint methodology bridges the gap in the marketplace between management consulting firms and technical staff augmentation services and enables us to provide leading-edge technology solutions that advance our clients' guiding business objectives.

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

OUR SERVICE OFFERINGS

     We offer our clients a broad range of strategy, technology and creative design services required to develop and deliver advanced eBusiness solutions. Our comprehensive offering is designed either to extend or complement our clients' existing operating models or create entirely new Internet-based operating models. Our professionals have experience with a wide range of technologies and vendors. However, we offer our clients a vendor-neutral approach to ensure the design and delivery of the most appropriate solution. The services we offer can be utilized individually or in an integrated manner and are summarized as follows:

     Strategy Services

     We work with clients to identify, evaluate and prioritize the many strategic eBusiness alternatives available to them. Our goal is to ensure that the highest value strategic alternative is chosen while giving consideration to a client's existing business processes and technologies. Our delivery of strategy services is primarily designed to ensure that our clients and engagement teams have a clear understanding of the overall business objectives of the technology solution that is developed.

     Technology Services

     Our revenues are principally derived from the design, development and delivery of technologically advanced eBusiness solutions. Although some of our solutions are integrated with clients' existing technology, many are implemented independent of clients' legacy systems. We have the ability to provide a comprehensive approach that includes the following components:

     - Technology Benchmarking and Product Analysis -- assesses available hardware and software to determine the capacity and functionality of the many technology alternatives.

     - Applications Architecture and Infrastructure -- details how the hardware and software technologies will be delivered to create a stable, scalable and flexible platform to meet increasing transaction volumes and support the solution's functionality.

     - Software Development -- includes the creation of the web pages, input/output logic and database capabilities which allow our eBusiness solutions to operate. This is the most intellectually challenging component of our technology expertise and what we believe to be our key competitive advantage.

     - Technology Implementation and Integration -- ensures the various hardware and software components of a solution are delivered and integrated seamlessly.

     - Technology Transfer -- ensures that knowledge transfer takes place to allow our clients' in-house teams to support and maintain the complex systems our engagement teams have designed.

     These components of our technology services offering are used to create primarily two types of eBusiness solutions, eCommerce-enabling systems and business information management systems. Our eCommerce-enabling systems include the functionality to conduct business-to-business and business-to-consumer transactions in a secure Internet environment. Our business information management systems include the data warehousing and mining functionality necessary to allow our clients to successfully deliver the customer relationship management capabilities we believe are necessary to compete in the new digital marketplace.

     Creative Design Services

     We assist clients with the development of a compelling graphical user interface for their eBusiness solutions. This service offering is critical to the integration of an appealing front-end web site with the functional back-end operating system and data warehouse.

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

OUR CLIENTS

     We performed services for the following companies in 1999:

Ames                EMC Corporation    on2.com
barnesandnoble.com  ETS                Pepsi
Barnes & Noble      fiera.com          priceline.com
Best Buy            Fortunecity.com    Schick
Capital One         Greenwood Capital  Talbots
Columbia House      Ingram Micro       Wit Capital
CVS                 isolve.com (ICON)
ditech.com          ONRP (Online
                    Retail Partners)

CLIENT CASE STUDIES

     The following case studies highlight representative engagements with our clients:

     PRICELINE.COM

     Business Opportunity. Priceline.com, which sells airline tickets, hotel rooms and automobiles using a "name your own price" concept, wanted to expand into the grocery industry. In 1999, Priceline created WebHouse Club to allow customers to name their own price for hundreds of popular grocery items on the Internet. The goal was to design and implement the Priceline WebHouse Club web site with a system capable of making complex decisions and performing tracking and payment reconciliation, while remaining user-friendly.

     Solution. In a period of six months, our project team designed, developed and delivered an innovative eBusiness solution which supports the WebHouse Club. The system consists of a customer friendly user interface coupled with a complex search engine which automates customer service, settlement of transactions and advanced data warehousing. To use the service, members go to www.priceline.com, sign up for a WebHouse Club card and select two or more brands from the same category, naming the price they wish to pay for those items. When a bid from a WebHouse Club member is matched, the member's credit card is charged and the member receives a credit on his or her WebHouse Club card, which can then be used like an ATM card, to pick up the items at their choice of over 1,100 participating stores. Our team created scalable systems to support:

     - applications which enhance customer service such as WebHouse Club accounts and cards, credit card adjustments and customer information. These applications are integrated into a central customer service center which allows for individualized case tracking;

     - custom built applications which reconcile financial transactions with customers and retail partners and utilize interfaces with third party credit processors;

     - applications to track participation in marketing partner programs, as well as direct links to the marketing partners themselves; and

     - a comprehensive data warehouse that allows WebHouse Club to track and quickly react to customer and market trends.

     Business Value. The system we designed and built helped to launch an entirely new line of business for Priceline. As of December 30, 1999 WebHouse Club had sold over 2 million items in over 175 categories to over 100,000 members since launching its web site in the New York metro market in November 1999. Our scaleable and flexible system will also allow Priceline to execute its strategy of increasing product category offerings and leveraging existing operations to roll out the WebHouse concept nationally.

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

     BEST BUY

     Business Opportunity. Best Buy sells consumer electronics, entertainment products and appliances in over 350 stores nationwide. Best Buy asked us to develop an in-store application architecture that would help them enhance and streamline their customers' shopping experience. The goal was to make each customer experience with Best Buy a productive and satisfying one.

     Solution. Our project team designed an eBusiness solution to create an integrated shopping experience for the customer. Our solution utilizes Internet technologies to integrate many applications within Best Buy's existing point-of-sale system, and facilitates the sharing of information between these applications. Our architecture has been designed to be scalable and reliable, while remaining easy to deploy and maintain.

     Some of the highlights of this architecture are:

     - a central customer database available to all applications which ensures that the most up-to-date customer information is utilized during a customer transaction. This database eliminates the need for the customer to supply additional information after the first interaction with Best Buy, thus speeding the sales process and improving the sales experience;

     - an information display and interaction device that allows customers to directly participate in the transaction by answering questions themselves and verifying such information as name and address;

     - a product recommendation and predictive selling component that reminds associates and customers when additional products are necessary to accompany the purchase, such as a power cord or batteries; and

     - a framework for developing new applications which utilizes common architectural components. This approach reduces the amount of time necessary to implement new systems and increases Best Buy's ability to react to market trends and customer needs.

     The most recent application added to this architecture was released in the fall of 1999. This application allows customers to enroll with an Internet service provider at the point-of-sale and delivers an instant rebate toward the purchase of a new personal computer. This design allows Best Buy to further leverage the architecture while improving the customer experience.

     Business Value. In today's retail environment, customer service and satisfaction are key competitive differentiators. The system we designed for Best Buy creates value by enhancing customers' shopping experience through streamlined transactions in which customer input is a key component. The scalability and flexibility of the system also allows Best Buy to quickly and effectively implement new applications and react to market trends.

     TALBOTS

     Business Opportunity. Talbots is a leading national specialty retailer and cataloger of women's classic apparel, shoes and accessories. Talbots operates 652 stores and circulated approximately 53 million catalogs to customers worldwide in 1998. Talbots identified the need to enhance its existing text-based catalog order entry and vendor replenishment systems and wanted to establish an online retail presence. The goals of these projects were to improve customer service and store inventory utilization while decreasing internal training time, overhead and maintenance costs.

     Solution. Our project team worked with Talbots to identify areas of improvement and concentrated on key areas of the business to:

     - implement the talbots.com eBusiness system, including the design of a transactional database, the design and implementation of an intuitive front-end which includes such features as product reviews and a robust search engine; the development of real-time inventory interfaces; and the creation of supporting administration, content management, and automated email systems;

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

     - replace the existing text-based catalog order entry system with one using merchandise images and catalog information, real-time access to catalog and store inventory, and administration pieces;

     - develop and implement an Intranet-based replenishment system to automatically provide just-in-time inventory to all Talbots stores;

     - leverage the replenishment system for automatic allocation of inventory and store-to-store transfers;

     - design and develop a web-based quality assurance system to ensure and enforce Talbots' high standards for quality of merchandise; and

     - design a scalable infrastructure to support these critical systems.

     Business Value. Our solution enabled Talbots to improve customer service and increase the productivity of the catalog and merchandise divisions. The online presence gives Talbots an additional sales channel which leverages Talbot's quality, brand name and customer service. The new order entry system provides reduced training time and increased productivity while adding new functionality and features. The automatic replenishment, distribution, and quality assurance of store inventory, enables streamlining of operations, by reducing store overhead and increasing inventory turns, while at the same time ensuring the high quality of products.

SALES AND MARKETING

     Virtually our entire organization, from our senior executive management and project managers to our dedicated sales staff, are involved in marketing our services. We market our services through our headquarters in Glastonbury, Connecticut and our regional sales offices in Boston, Massachusetts; Chicago, Illinois; Long Beach, California; New York, New York; Philadelphia, Pennsylvania; Richmond, Virginia and Stamford, Connecticut. We believe that our regional sales approach, together with our on-site service, develops strong relationships with our clients and allows us to cultivate brand awareness in our regional markets. In addition to our existing offices, we plan to open additional offices in the United States during 2000. In addition to our direct sales efforts, we have also gained sales through relationships already established at the senior level of client management through past engagements. These relationships lead to two types of sales: new projects with current clients; and new clients where we are engaged by an executive that left an existing client and hired us to assist their new employer. Our project managers are typically responsible for identifying and cultivating additional projects with existing clients.

     Our sales efforts are supplemented by our marketing program which is dedicated to strengthening our reputation as a creative provider of eBusiness solutions among prospective clients and employees. We have recently initiated a brand awareness, logo development and name recognition campaign. We also intend to participate in and sponsor eBusiness industry conferences and events, implement targeted advertising programs which will include direct mailings and signage, and contribute articles to trade publications, all with the goal of clearly and consistently communicating our corporate positioning.

PEOPLE AND CULTURE

     We believe our corporate culture is fundamental to our success. Our culture is defined by the philosophy that the intelligence, drive and technical aptitude of our software developers are at the core of each of our successful eBusiness solutions. We foster an entrepreneurial spirit that inspires professionals to incubate new ideas, create innovative solutions and provides the opportunity for every individual to succeed. We believe the success of a project is a reflection of the people working on it from the most recent college recruit to the most seasoned professional.

     We also have a strong belief in the value of training and development of our professionals. Each new employee is introduced to our culture via our orientation and training program. New employees participate in our customized training program which covers a broad range of topics, but has a strong focus on leading-edge technologies. We have also created a mentoring program where experienced employees provide mentoring and training to less experienced employees, particularly recent college graduates. In addition, our experienced employees keep apprised of technological advances and developments by constantly having exposure to and hands-on practice with leading-edge technologies.

     In order to attract and retain high quality professionals, we must continually challenge our developers and provide an environment that fosters these challenges, but also provide a place of creativity, reward and opportunity. We believe that developing and maintaining this culture is critical to becoming an employer of choice for highly skilled software developers.

RECRUITING

     One of our strongest recruiting tools is our current workforce. To encourage employees to identify prospective candidates, we offer a two-tiered employee referral program. Employees receive a bonus for identifying a qualified candidate and, if that candidate is hired, the referring employee gets an additional bonus. We believe this is a successful recruiting tool, as approximately 30% of our employees received referral bonuses in 1999. This program empowers employees to participate in the selection of their co-workers and is also a direct reflection of current employee satisfaction. The success of this strategy is apparent in that, to date, we have not found it necessary to utilize outside recruiting firms to aid in the hiring of new professionals.

     In addition, we dedicate extensive resources to hiring high quality professionals. The majority of our recruiting effort is aimed at recent college graduates specifically from schools with strong computer science programs. In 1999, we focused on approximately twenty colleges and universities across the United States by attending career fairs, participating in on-campus information sessions and conducting on-campus interviews. In addition, to raise awareness of our company at these schools, we arranged speaking engagements where our developers discuss a range of topics relating to our business, including hot technologies and careers at Tallan. At other schools, we applied a more passive recruiting presence through advertising in the school's newspaper and posted listings on the school's web site. In addition to college recruiting, we recruit experienced professionals. Our search for these experienced professionals includes posting and searching the Internet at locations such as www.monsterboard.com and www.careermosaic.com.

COMPETITION

     The Internet professional services industry is composed of many participants, is highly competitive, is characterized by low barriers to entry, and is subject to rapid technological change. We face competition from existing players, potential new entrants and internal information systems groups. We believe the competitive landscape is divided into the following major segments:

     - Internet professional services firms, such as C-bridge, Cysive, IXL, Proxicom, Razorfish, Sapient, Scient, Tanning Systems and Viant;

     - traditional technology integrators, such as Andersen Consulting, Cambridge Technology Partners, Cap Gemini, Deloitte Consulting Group, EDS, KPMG and PricewaterhouseCoopers;

     - traditional strategic consulting firms, such as Bain, Booz-Allen & Hamilton, Boston Consulting Group, Diamond Technology Partners and McKinsey & Company; and

     - in-house information technology, marketing and design service departments of potential clients.

     Many of our competitors have longer operating histories, larger client bases, longer relationships with clients, greater brand or name recognition and significantly greater financial, technical, marketing and public relations resources than we do. As a result, our competitors may be in a position to respond more quickly to new or emerging technologies and changes in customer requirements and to develop and promote their services more effectively than we do.

     We believe the principal competitive factors in our market are technological expertise, the speed and quality of the services and eBusiness systems delivered, project management capabilities, ability to attract and retain qualified professionals, price and reliability of services provided, strength of client relationships and brand recognition. We believe we compete favorably with our competitors in each of these areas. In
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

particular, we believe that our technological expertise which has developed from our completion of mission critical projects for our clients and is enhanced by our internal information sharing programs and corporate culture gives us a competitive advantage over other services providers.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     We regard our copyrights, trade secrets and other intellectual property as important to our success. Unauthorized use of our intellectual property by third parties may damage our brand and our reputation. We rely on trademark and copyright law and trade secret protection to protect our intellectual property rights. Despite these precautions, it may be possible for third parties to obtain and use our intellectual property without our authorization. Furthermore, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving. The laws of some foreign countries do not protect intellectual property to the same extent as do the laws of the United States.

     We have maintained a general policy of not requiring our non-executive employees to sign confidentiality, proprietary information or assignment of inventions and copyrights agreements. Accordingly, we do not have exclusive ownership of, or a right to use, sell, license, dispose of and bring actions for infringement of any patent or patent rights developed by an employee who has not signed such an agreement.

     Generally, we develop software applications for specific client engagements. In many instances, we have performed services for clients without an agreement providing for the assignment of intellectual property rights to the client. Issues relating to ownership of and rights to use software applications and frameworks can be complicated. We may become involved in disputes relating to the ownership and use of such intellectual property and may have to pay economic damages in these disputes.

     We pursue the registration of our service marks in the United States. We may not be able to secure adequate protection of our marks in the United States and other countries. We currently have applied for service mark registrations in the United States for the Tallan mark and the Tallan logo. Effective trademark protection may not be available in all the countries in which we conduct business. Policing unauthorized use of our marks is also difficult and expensive. In addition, it is possible that our competitors have adopted or will adopt product or service names similar to ours, thereby impeding our ability to build brand identity and possibly leading to customer confusion.

     We cannot be certain that our services and the finished products that we deliver do not or will not infringe valid patents, copyrights, trademarks or other intellectual property rights held by third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. We may incur substantial expenses in defending against these third-party infringement claims, regardless of their merit. Successful infringement claims against us may result in substantial monetary liability or may materially disrupt the conduct of our business.

EMPLOYEES

     As of December 31, 1999, we had 305 full time employees, including:

     - 261 consultants, including 40 project managers;

     - 11 sales and marketing personnel;

     - 9 recruiting personnel; and

     - 24 executives, including finance, information services and support staff.

     We believe our relationship with our employees is good. None of our employees is represented by a union.

     Our continued success will depend in large part on our ability to attract and retain talented professionals. Competition for such personnel is intense. We provide our employees financial incentives, equity participation and a creative career track for senior professionals that includes the ability to incubate concepts, products and related start-up businesses.

     The failure to attract and retain qualified employees could have a material adverse effect on our business, financial condition and results of operations.

FACILITIES

     Our headquarters and principal administrative, finance, sales and marketing operations are located in approximately 15,000 square feet of leased office space in Glastonbury, Connecticut. Our lease expires in October 2004. We also lease office space in: Boston, Massachusetts; Chicago, Illinois; Long Beach, California; New York, New York; Philadelphia, Pennsylvania; Richmond, Virginia and Stamford, Connecticut.

LEGAL PROCEEDINGS

     From time to time we have been, and expect to continue to be, subject to legal proceedings and claims in the ordinary course of business. We currently are not a party to any material legal proceeding.

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

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     Our executive officers, directors and key employees and their ages as of January 31, 2000, are as follows:

NAME                                        AGE                         POSITION
----                                        ---                         --------
John M. Hughes............................  37    Director, Chairman and Chief Executive Officer
Robert C. Hughes..........................  29    President and Chief Operating Officer
Peter A. Bourdon..........................  40    Director, Chief Financial Officer, Executive Vice
                                                  President, Secretary and Treasurer
Christopher Dearing.......................  35    Vice President, Design and Development
Bruce T. Guptill..........................  42    Vice President, Marketing
Michael A. Logan..........................  29    Vice President, Design and Development
Thomas Longo..............................  31    Vice President, Recruiting
Douglas Rivard............................  32    Vice President, Design and Development
David Tanacea.............................  37    Vice President, Design and Development
R. Nelson Griebel.........................  50    Director
Morton Handel.............................  64    Director
Peter Huff................................  30    Director
Ronald D. Jarvis..........................  62    Director
Michael R. Lezenski.......................  52    Director
Noah Walley...............................  36    Director

     Mr. John M. Hughes, one of our founders, has served as Chairman of the Board and Chief Executive Officer since 1990, and has been a Director since 1985. Prior to 1996, Mr. Hughes served as our President. He is a 1984 graduate of Boston College with a BS in computer science.

     Mr. Robert C. Hughes has served as our President and Chief Operating Officer since 1997. From 1993 to 1997, he held various management positions in recruiting, sales and operations at Tallan. Mr. Hughes is a 1993 graduate of the University of Connecticut with a BA in marketing.

     Mr. Peter A. Bourdon, a certified public accountant, has served as our Executive Vice President, Chief Financial Officer and Treasurer since October 1997, a Director since January 1999 and Secretary since September 1999. From 1984 to September 1996, Mr. Bourdon was with the regional accounting firm Blum Shapiro, most recently as a partner, and from September 1996 to October 1997, he was a Director at Coopers & Lybrand, LLP, now PricewaterhouseCoopers LLP. While at Coopers & Lybrand, Mr. Bourdon was a member of the entrepreneurial advisory services group. Mr. Bourdon is a 1982 graduate of Assumption College with a BA in accounting.

     Mr. Christopher Dearing has served as a Vice President, Design and Development since January 1999. Mr. Dearing joined us in 1991 and is one of our original developers. He has held various positions in our organization since 1991, including developer and Project Manager.

     Mr. Bruce T. Guptill has served as our Vice President, Marketing since September 1999. Prior to joining us, he was Vice President and Research Director at the Gartner Group from 1993 to October 1999, where he managed the eCommerce, worldwide web and measurement market and business research services. Mr. Guptill received a BA in mass media/applied psychology from the University of Connecticut in 1981, and an MBA in marketing and finance from Framingham State College in 1991.

     Mr. Michael A. Logan has served as a Vice President, Design and Development since January 1999. From 1993 to 1995, he was one of our developers and served as a Project Manager from 1995 to 1999. Mr. Logan received a BS in computer science from Trinity College in 1993.

     Mr. Thomas Longo has served as our Vice President, Recruiting since 1996. From 1993 to 1994, he was a Technical Recruiter at Kenda Systems and from 1994 to 1996 he was a Technical Recruiter with

Robert Half International Consulting. Mr. Longo also founded Robert Half's Hartford, Connecticut office during his tenure. He received his BA in psychology from Kenyon College in 1991.

     Mr. Douglas Rivard has served as a Vice President, Design and Development since January 1999. Prior to that, he was a programmer from 1993 to 1994 and Project Manager from 1994 to 1999. Mr. Rivard received his BS in electrical engineering from Tufts University in 1989.

     Mr. David Tanacea has served as a Vice President, Design and Development since 1999. Prior to that, he served as a Sales Executive and a Project Manager from 1996 to 1999. Prior to joining us, Mr. Tanacea was a Vice President, Information Technology with Zany Brainy from January 1996 to June 1996 and a Vice President, Development with Ann Taylor from January 1994 to January 1996. He received an MS in computer science in 1984 from the State University of New York.

     Mr. R. Nelson Griebel has served as a Director since August 1999. Between October of 1998 and August of 1999, he served on our advisory board. In February 1999, he became the President and Chief Operating Officer of MacDermid, Inc., a specialty chemical company. Mr. Griebel is a twenty-two year veteran of the financial services industry and held various management positions at BankBoston, and its predecessor, Bank of Boston, including serving from 1993 to 1999 as the President of Operations in Connecticut and western Massachusetts. He is a 1971 graduate of Dartmouth College with a BA in English, and received his JD from Suffolk University Law School in 1977.

     Mr. Morton Handel has served as a Director since August 1999. Between October of 1998 and August of 1999, he served on our advisory board. He has served as the President and Chief Executive Officer of Ranger Industries, Inc., the successor to Coleco Industries, Inc. since 1997, and the President of S&H Consulting Ltd. since 1990. Prior to his tenure at S&H Consulting, Mr. Handel served in various executive capacities at Coleco Industries, Inc. including Chairman of the Board and Chief Executive Officer, Executive Vice President and Chief Financial Officer. Mr. Handel presently serves as a Director and a member of the compensation committees of CompUSA, Inc.; Chairman of the Board and a member of the finance and compensation committees of Marvel Enterprises, Inc.; and member of the board of directors of Concurrent Computer Corp. He is a 1956 graduate of the University of Pennsylvania.

     Mr. Peter Huff has served as a Director since August 1999. Mr. Huff is currently a General Partner of J.H. Whitney & Co. From December of 1998 to October of 1999, he was a Vice President of J.H. Whitney & Co. From September of 1997 to November of 1998, he was a Senior Associate of J.H. Whitney & Co. Prior to that time, he attended Stanford University Graduate School of Business from 1995 to 1997. Mr. Huff is a member of the board of directors of Fogdog Sports, Inc. He is a graduate of Southern Methodist University with a BA in economics, philosophy and political science and received an MBA from Stanford University Graduate School of Business in 1997.

     Mr. Ronald D. Jarvis has served as a Director since August 1999. Between October of 1998 and August of 1999, he served on our advisory board. Mr. Jarvis is currently principal of Jarvis Enterprises and a business consultant. From 1978 to July 1998, he was the President and Chief Executive Officer of Security-Connecticut Life Insurance Company. From January of 1994 to July of 1997, he was also the President and Chief Executive Officer of Security-Connecticut Corporation, a publicly-held holding company. From September 1984 to July 1998, he was the President and Chief Financial Officer of Lincoln Security Life Insurance Company. He has over 30 years of experience in the financial services and insurance industries. Mr. Jarvis is a Director of St. Francis Hospital and Medical Center in Hartford, Connecticut, a Director of HealthChoice of Connecticut, a health maintenance organization, a Director of St. Joseph College and Chairman of Partner's Indemnity Company Ltd. and The Partners Interinsurance Exchange, both located in Bermuda. He is a 1965 graduate of the University of Connecticut with a BS in business.

     Mr. Michael R. Lezenski has served as a Director since August 1999. Between October of 1998 and August of 1999, he served on our advisory board. He is currently a principal of Strategic Technology Decisions, an information technology consulting firm which he founded in July 1998. Mr. Lezenski has 30 years of experience working with and managing the information systems of BankBoston and its predecessor, Bank of Boston. While at BankBoston, Mr. Lezenski served as, among other positions, Chief Information Officer from 1994 to 1998, and Department Executive for technology services and banking operations prior to that period. He formerly served on the board of directors of Boston Equiserv, Payment Solutions Network, Inc. and the Electronic Check Clearing House Organization, where he also served as Chairman of the Board from 1993 to 1994. Mr. Lezenski is a 1975 graduate of Boston University with a BS in computer science.

     Mr. Noah Walley has served as a Director since August 1999. Mr. Walley is a principal at Morgan Stanley Dean Witter Venture Partners, the venture capital affiliate of Morgan Stanley Dean Witter & Company, where he has worked since April 1998. From March 1996 to April 1998, he was a Vice President at Bachow & Associates and from August 1994 to March 1996, he was a Vice President at Desai Capital Management. From December 1990 to August 1994 he was a consultant in the New York office of McKinsey & Company. Mr. Walley received BA and MA degrees in history from Oxford University in 1984 and 1985, respectively, and also received a JD from Stanford Law School in 1990.

BOARD COMPOSITION

     Following this offering, our board of directors will be divided into three staggered classes, each of whose members will serve for a three-year term. The board will consist of three class I directors (Messrs. J. Hughes, Bourdon and Griebel), three class II directors (Messrs. Walley, Huff and Jarvis) and two class III directors (Messrs. Lezenski and Handel). At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose term is then expiring. The terms of the class I directors, class II directors and class III directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during calendar years 2000, 2001 and 2002, respectively.

     Each officer serves at the discretion of the board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

     Our Chief Executive Officer, John M. Hughes, who is also a member of our board of directors, and our President and Chief Operating Officer, Robert Hughes, are brothers. There are no other family relationships among any of our directors or executive officers.

BOARD COMMITTEES

     The board of directors has a compensation committee composed of Messrs. Handel, Huff and Walley, which makes recommendations concerning salaries and incentive compensation of our management. Our compensation committee administers and grants equity incentives to our employees under our stock option and incentive plan. The board of directors also has an audit committee composed of Messrs. Griebel, Jarvis and Lezenski. The audit committee is governed by a charter which requires that each member of the committee be independent. The charter also identifies the roles and responsibilities of the committee, which include:

     - oversight of the audit process performed by our independent auditors;

     - review of the scope, and results of, the audit process;

     - oversight of the integrity and accuracy of our financial reporting, both internal and external; and

     - review of our annual and interim financial statements.

DIRECTOR COMPENSATION

     We do not currently compensate directors for attending meetings of the board of directors or committee meetings of the board of directors. Directors are reimbursed for reasonable expenses incurred in attending board meetings. We granted options to purchase 70,000 shares of our common stock to each of Messrs. Griebel, Handel, Jarvis and Lezenski in January 1999 at an exercise price of $0.65 per share. In addition, our 2000 Non-Employee Director Stock Option Plan will become effective upon the consummation of this offering. The plan provides for the grant of stock options to purchase a maximum of 500,000 shares of our common stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of our compensation committee are Messrs. Handel, Huff and Walley. No executive officer has served as a director or member of the compensation committee, or other committee serving an equivalent function, of any entity whose executive officers served as members of the compensation committee of our board of directors. Prior to January 2000, the full board of directors made all decisions regarding executive officer compensation and the granting of stock options.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation during the year ended December 31, 1999 of our Chief Executive Officer and our two most highly compensated executive officers, other than our Chief Executive Officer, whose salary and bonus for such fiscal year equaled or exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                                                    COMPENSATION
                                                                       AWARDS
                                                                    ------------
                                            ANNUAL COMPENSATION      SECURITIES
                                           ---------------------     UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION(S)             SALARY($)    BONUS($)     OPTIONS(#)     COMPENSATION($)
------------------------------             ---------    --------    ------------    ---------------
John M. Hughes...........................  $300,000     $190,000            --            --
Chief Executive Officer
Robert C. Hughes.........................   250,000      125,000     1,050,000            --
  President and Chief Operating Officer
Peter A. Bourdon.........................   250,000      125,000     1,288,000            --
  Chief Financial Officer and Executive
  Vice President

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information as to options granted to our Chief Executive Officer and our two most highly compensated executive officers, other than our Chief Executive Officer, during the year ended December 31, 1999.

                                            INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                          ------------------------------------------------------    VALUE AT ASSUMED ANNUAL
                          NUMBER OF      PERCENT OF                                   RATES OF STOCK PRICE
                          SECURITIES    TOTAL OPTIONS                               APPRECIATION FOR OPTION
                          UNDERLYING     GRANTED TO      EXERCISE                           TERM(1)
                           OPTIONS      EMPLOYEES IN       PRICE      EXPIRATION    ------------------------
NAME                       GRANTED       FISCAL YEAR     PER SHARE       DATE           5%           10%
----                      ----------    -------------    ---------    ----------    ----------    ----------
John M. Hughes..........         --           --              --            --             --            --
Robert C. Hughes........  1,050,000          7.5%          $0.65       1/29/09        $             $
Peter A. Bourdon........    700,000          5.0            0.65       1/29/09

---------------
(1) Amounts that may be realized upon exercise of the options immediately before the expiration of their term, assuming the specified compound rates of appreciation (5% and 10%) on the market value of the common stock on the date of option grant over the term of the options. For purposes of the table, we have assumed that the fair market value of the common stock at the date of grant was the assumed initial public offering price of $ per share. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the timing of exercise and the future performance of the common stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

                         FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to unexercised options held as of December 31, 1999 by our Chief Executive Officer and the two most highly compensated executive officers, other than our Chief Executive Officer. No options were exercised during 1999 by any of these executive officers.

                                                   NUMBER OF SHARES              VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                                              OPTIONS AT FISCAL YEAR-END          FISCAL YEAR-END(1)
                                             ----------------------------    ----------------------------
NAME                                         EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                         -----------    -------------    -----------    -------------
John M. Hughes.............................         --              --              --              --
Robert C. Hughes...........................    218,750         831,250        $               $
Peter A. Bourdon...........................    341,832         946,168

---------------
(1) Calculated by determining the difference between the exercise price and the assumed initial public offering price.

EQUITY AND CASH INCENTIVES

     1998 Employee Stock Option and Performance Incentive Plan

     Our 1998 Employee Stock Option and Performance Incentive Plan was adopted by the board of directors and approved by our stockholders in March 1998. Under the terms of the 1998 plan, we were authorized to grant awards, including: incentive and non-qualified stock options; stock appreciation rights; outright grants of shares of Common Stock; and tax offset payments. All employees, officers, directors and independent contractors which we hired were eligible for awards under the 1998 plan.

     The 1998 plan is administered by our board of directors or a committee appointed by the board of directors. Subject to the provisions of the 1998 plan, the board of directors (or the committee) had the authority to select the recipients of awards and determine the type of the award granted under the plan. In general, options granted under the 1998 plan were granted with an exercise price equal to the fair market value of the common stock on the date of grant and vest over a three or four year period. Options held by employees who are terminated as the result of our sale or merger, the closing of a specific operation or the elimination of job category become fully exercisable upon the occurrence of such event. In addition, certain options granted under the 1998 plan accelerate automatically upon a change in control.

     The 1998 plan was terminated as of May 17, 1999. At that time, the number of shares reserved for issuance under the 1998 plan was fixed at 15,344,000. As of December 31, 1999, options to purchase a total of 15,034,388 shares of common stock at a weighted average exercise price of $0.52 per share were outstanding under the 1998 plan.

     1999 Stock Option and Incentive Plan

     Our 1999 Stock Option and Incentive Plan was adopted by our board of directors and approved by our stockholders in May 1999. The 1999 plan provides for the grant of stock-based awards to our employees, officers, directors, consultants or advisors. Under the 1999 plan, we may grant options that are intended to qualify as incentive stock options within the meaning of the Internal Revenue Code, options not intended to qualify as incentive stock options, restricted stock and other stock-based awards. Incentive stock options may be granted only to our employees. In general, options granted under the 1999 plan have been granted with an exercise price equal to the fair market value of the common stock on the date of grant and vest over a four year period. A total of 8,456,000 shares of common stock have been reserved for issuance under the 1999 plan.

     The 1999 plan is administered by our board of directors or a committee appointed by the board of directors. Subject to the provisions of the 1999 plan, the board of directors (or the committee) has the authority to select the persons to whom awards are granted and determine the terms of each award, including the number of shares of common stock subject to the awards. Payment of the exercise price of an award may be made in cash or, if approved by the board of directors (or the committee), shares of common stock, a combination of cash and stock, or by any other method approved by the board of directors (or the committee). Unless otherwise permitted by the board of directors (or the committee), awards are not assignable or transferable except by will or the laws of descent and distribution, and during the participant's lifetime, may be exercised only by the participant.

     The 1999 plan provides, subject to certain conditions, that upon an acquisition intended to be accounted for as a pooling of interests, the vesting of all awards will accelerate by a period of one year and then, so long as the optionee remains employed by us or our successor for one year after the date of the acquisition, the remaining awards will fully accelerate. Upon an acquisition intended to be accounted for under the purchase method, awards may be accelerated at the discretion of the board of directors (or the committee).

     2000 Non-Employee Director Stock Option Plan

     The 2000 Non-Employee Director Stock Option Plan was adopted by the board of directors in January 2000 and approved by our stockholders in January 2000. The director plan will take effect upon completion of this offering. The director plan provides for the grant of options to purchase a maximum of 500,000 shares of our common stock to our non-employee directors.

     The director plan will be administered by a committee appointed by the board of directors. In the event the board of directors does not appoint such a committee, then the board shall have all power and authority to administer the director plan. Under the director plan, each director who is not also one of our employees or officers and who is not a director at the time of this offering shall be automatically granted on the date such person is first elected to the board of directors, without any further action, an option to purchase 30,000 shares of common stock. In addition, each non-employee director who is serving on the board of directors on the last day of February and the last day of August during the term of the plan shall be automatically granted an option to purchase 10,000 shares of common stock. Provided that the director continues to serve as a member of the board of directors, one-twelfth (1/12) of the shares included in each grant will become exercisable on the last day of each month over the year after the date of the grant. All options granted under the director plan will have an exercise price equal to the fair market value of the common stock on the date of grant. The term of each option will be for a period of 10 years from the date of grant. Options may not be assigned or transferred except by will or by the laws of descent and distribution and are exercisable to the extent vested only while the optionee is serving as a director or within 90 days after the optionee ceases to serve as a director (except that if a director dies or becomes disabled while he or she is serving as a director, the option is exercisable until the scheduled expiration date of the option). No options have been granted to date under the director plan.

     2000 Employee Stock Purchase Plan

     The 2000 Employee Stock Purchase Plan was adopted by the board of directors in January 2000 and approved by our stockholders in January 2000. The purchase plan will take effect upon completion of this offering. The purchase plan provides for the issuance of a maximum of 1,200,000 shares of common stock. The purchase plan is administered by the board of directors and the compensation committee. All employees whose customary employment is for more than 20 hours per week and for more than five months in any calendar year and who have completed more than 90 days of employment on or before the first day of any six-month payment period are eligible to participate in the purchase plan. Outside directors and employees who would own 5% or more of the total combined voting power or value of our stock immediately after the grant may not participate in the purchase plan.

     To participate in the purchase plan, an employee must authorize us to deduct an amount not less than one percent nor more than 10 percent of a participant's total cash compensation from his or her pay during each six-month payment periods. The first payment period will commence on the effective date of this offering and end on August 31, 2000. Thereafter, the payment periods will commence on the first day of September and March and end on the last day of the following February and August, respectively, each year. In no case shall an employee be entitled to purchase more than 500 shares in any one payment period. The exercise price for the option granted in each payment period is 85% of the lesser of the average market price of the common stock on the first or last business day of the payment period, in either event rounded up to the nearest cent. If an employee is not a participant on the last day of the payment period, such employee is not entitled to exercise his or her option, and the amount of his or her accumulated payroll deductions will be refunded.

     Options granted under the purchase plan may not be transferred or assigned. An employee's rights under the purchase plan terminate upon his or her voluntary withdrawal from the plan at any time or upon termination of employment. No options or shares have been granted to date under the purchase plan.

     Cash Incentives

     In addition to our equity compensation, we offer a cash incentive program to our employees. The program is designed to allow management to be flexible and creative in the ways in which bonuses are paid. The goal is to reward performance on a frequent and continuous basis, thereby allowing employees to realize tangible benefits for their hard work in a short period of time.

     401(k) Plan

     We have a 401(k) profit sharing plan, which is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code. Generally, our employees are eligible to participate in the 401(k) plan after they have completed six months of service.

     Eligible employees electing to participate in the 401(k) plan may defer a portion of their compensation, on a pre-tax basis, by making a contribution to the 401(k) plan. The maximum contribution is fixed in Section 401(k) of the Internal Revenue Code. Eligible employees who elect to participate in the 401(k) plan begin vesting in our matching contribution after three years of service. We match 50% of eligible employees' contributions up to a maximum of 6% of the employee's earnings. We contributed an aggregate of $145,909 in 1997, $221,009 in 1998 and $330,237 in 1999 to the 401(k) plan.

EMPLOYMENT AGREEMENTS

     We have entered into employment agreements with John M. Hughes, our Chief Executive Officer, Robert C. Hughes, our President and Chief Operating Officer, and Peter A. Bourdon, our Chief Financial Officer and Executive Vice President. Mr. J. Hughes' agreement provides for an initial base salary of $300,000 and Mr. Bourdon's and Mr. R. Hughes' agreements each provide for an initial base salary of $250,000. Each of the employment agreements terminates as follows:

     - upon the executive's death;

     - upon the incapacity or disability of the executive;

     - by mutual agreement between the executive and Tallan;

     - by Tallan or the executive without cause upon thirty days' written notice; or

     - for cause.

     Under the agreements, for cause includes:

     - willful or intentional misconduct;

     - dereliction of duties and responsibilities after prior written notice which specifies the conduct will be the basis for cause if not cured within fifteen days of the notice;

     - theft, embezzlement or other felonious criminal activity; and

     - the violation of the non-competition, non-solicitation, confidentiality or assignment of inventions provisions of the agreements.

     Each agreement contains confidentiality and assignment of inventions provisions, and also prohibits each executive from soliciting our employees, clients or prospective clients for a period of one year from the date of termination. In addition, the agreements provide that each executive may not compete with us for a period of six months from the date of termination. However, this non-competition is only in effect if we elect to pay a severance payment to the executive equal to one-half that executive's salary for the previous year, not to exceed $125,000.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Our second amended and restated certificate of incorporation and amended and restated by-laws provide that our directors and officers shall be indemnified by us to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their services for us or on our behalf. In addition, our second amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. We have insurance which insures our directors and officers against certain losses and which insures us against our obligations to indemnify our directors and officers.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PURCHASE OF SECURITIES OF CUSTOMERS

     In December 1998, we purchased 1,000 investment units in Value America, Inc., one of our clients, at a price of $100 per investment unit. Each investment unit is comprised of ten shares of the common stock of Value America and a warrant to purchase three shares of the common stock of Value America, at an exercise price of $10.00 per share. We exercised the warrants in December 1999.

     On March 29, 1999, we purchased 5,000 shares of the common stock of priceline.com, one of our clients, at a price of $16.00 per share. The shares were purchased as part of a directed share program at the time of priceline.com's initial public offering.

     On October 25, 1999, we received a warrant to purchase 666,667 shares of Priceline WebHouse Club, Inc., one of our clients, in consideration of services rendered valued at $400,000. The warrant is exercisable at an exercise price of $0.60 per share and expires on October 25, 2004.

     On November 16, 1999, we received 252,277 shares of common stock of Fiera, Inc., one of our clients, in consideration of services rendered valued at $126,139.

LOANS TO DIRECTORS

     In March 1999, we provided Michael Hughes, a member of our board of directors at that time, a loan in the principal amount of $170,000. In exchange for the loan, Mr. M. Hughes executed a promissory note, payable to us with an interest rate of 6% per annum. This note was paid in full in August of 1999. Mr.
M. Hughes is not presently a member of our board of directors.

     In February 1999, we provided John Hughes, our Chief Executive Officer with a loan in the principal amount of $21,684 with an interest rate of 6% per annum. In May 1999, we provided Mr. J. Hughes with two additional loans totaling $40,180. All loans were repaid in August 1999.

SALE OF SERIES A REDEEMABLE PREFERRED STOCK, SERIES B CONVERTIBLE PREFERRED STOCK AND COMMON STOCK

     In August 1999, we sold 3,412,969 shares of Series A redeemable preferred stock at a purchase price of $5.86 per share, 1,706,485 shares of Series B convertible preferred stock at a purchase price of $5.86 per share, and 6,825,938 shares of common stock at a purchase price of $0.01 per share to venture capital investors through Robertson Stephens as placement agent. We received approximately $30.0 million in gross proceeds from the private placement. In connection with the financing, we paid Robertson Stephens, an underwriter of this offering, approximately $1.8 million for their services as placement agent. The investors have registration rights described in "Description of Capital Stock."

     Entities affiliated with Morgan Stanley Venture Partners III, L.P., a 5% stockholder, purchased an aggregate of 1,706,485 shares of Series A redeemable preferred stock, 853,243 shares of Series B convertible preferred stock and 3,412,970 shares of common stock for an aggregate purchase price of approximately $15,017,000. Noah Walley, a member of our board of directors, is a Vice President of Morgan Stanley Venture Capital III, Inc., the institutional managing member of Morgan Stanley Venture Partners III, LLC, which is the general partner of the Morgan Stanley funds which purchased shares in this financing.

     Affiliates of J.H. Whitney Equity Partners, LLC, a 5% stockholder, purchased an aggregate of 1,080,773 shares of Series A redeemable preferred stock, 540,387 shares of Series B convertible preferred stock and 2,161,546 shares of common stock for an aggregate purchase price of approximately $9,511,000. Peter Huff, a member of our board of directors, is a managing member of J.H. Whitney Equity Partners, LLC, which is the general partner of the J.H. Whitney funds which purchased shares in this financing.

     Regency One, LLC purchased 227,531 shares of Series A redeemable preferred stock, 113,675 shares of Series B convertible preferred stock and 455,062 shares of common stock for an aggregate purchase price of approximately $2,002,000. Morton Handel, a member of our board of directors, is a managing member of Regency One, LLC.

     JB Ventures, LLC purchased 63,709 Series A redeemable preferred stock, 31,854 shares of Series B convertible preferred stock and 127,418 shares of common stock for an aggregate of approximately $560,600. Ronald Jarvis, a member of our board of directors, is a managing member of JB Ventures, LLC.

     R. Nelson Griebel and Michael Lezenski, members of our board of directors, each purchased 2,275 shares of Series A redeemable preferred stock, 1,138 shares of Series B convertible preferred stock and 4,550 shares of common stock for approximately $20,000 each.

     Mr. Walley and Mr. Huff were elected Directors pursuant to a Stock Restriction Agreement entered into at the time of the financing. This agreement will terminate upon the completion of this offering.

REPURCHASE OF COMMON STOCK

     As a condition of the August 1999 financing, we used a portion of the proceeds of the financing to repurchase an aggregate of 5,837,974 shares of our common stock. The shares were repurchased from eleven of our existing stockholders who elected to sell shares to us for an aggregate purchase price of approximately $17.1 million. Of the shares purchased, the following amounts were purchased from officers, directors and 5% stockholders:

                                                           NUMBER OF SHARES    APPROXIMATE AGGREGATE
NAME OF STOCKHOLDER                                          REPURCHASED           CONSIDERATION
-------------------                                        ----------------    ---------------------
Mary Abel(1).............................................       341,296             $1,000,000
Christopher Dearing(2)...................................       273,042                800,000
Gregory Hughes(1)(3).....................................     1,365,188              4,000,000
Michael Hughes(1)(5).....................................     2,005,934              5,877,400
Eugene McKeown(4)........................................        85,326                250,000
Laurie Paternoster(1)(5).................................     1,365,188              4,000,000

---------------

(1) Michael Hughes, a member of the board of directors at the time of the repurchase, is the father of John Hughes, a member of our board of directors and our Chief Executive Officer, Robert Hughes, our President and Chief Operating Officer, Laurie Paternoster, a member of the board of directors at the time of the repurchase, Mary Abel, a former employee, and Gregory Hughes.

(2) Mr. Dearing is presently a 5% stockholder and was a 5% stockholder at the time of repurchase.

(3) Mr. G. Hughes was a 5% stockholder at the time of repurchase, but is not presently a 5% stockholder.

(4) Mr. McKeown is the uncle of John Hughes and Robert Hughes and the brother-in-law of Michael Hughes.

(5) Mr. M. Hughes and Ms. Paternoster were both members of the board of directors and 5% stockholders at the time of the repurchase. Neither is presently a member of our board of directors, but both are presently 5% stockholders.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of our common stock by:

     - each person or entity who is known by us to beneficially own five percent or more of our common stock;

     - each of our Directors and named executive officers; and

     - all of our Directors and executive officers as a group.

     Except as indicated below, none of these persons or entities has a relationship with us or, to our knowledge, any of the underwriters or their respective affiliates. Unless otherwise indicated, the address of each person or entity named in the table is c/o Tallan, Inc., 628 Hebron Avenue, Building 2, Suite 502, Glastonbury, CT 06033, and each person or entity has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

     We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. We have assumed the conversion of all outstanding shares of our Series B convertible preferred stock and shares of common stock underlying options that are exercisable within 60 days of January 31, 2000 are treated as outstanding and beneficially owned by the option holder for purpose of computing the percentage ownership of that optionholder. However, the shares underlying such options are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity. Percentage of beneficial ownership is based on 36,056,106 shares of common stock
outstanding as of January 31, 2000 and             shares of common stock
assumed to be outstanding after completion of this offering. The percentages contained in the "Percentage of Common Stock Beneficially Owned -- After Offering" assume that the underwriters do not exercise their over-allotment
option to purchase up to an aggregate of           additional shares.

                                                                                      PERCENTAGE OF
                                                                                       COMMON STOCK
                                                                                    BENEFICIALLY OWNED
                                                                                   --------------------
                                                            SHARES BENEFICIALLY    PRIOR TO     AFTER
NAME OF BENEFICIAL OWNER                                           OWNED           OFFERING    OFFERING
------------------------                                    -------------------    --------    --------
Michael Hughes............................................       5,820,066           16.1%
Morgan Stanley Venture Capital III, Inc.(1)...............       5,119,456           14.2
  122 Avenue of the Americas
  New York, NY 10020
Christopher Dearing.......................................       3,926,958           10.9
J.H. Whitney Equity Partners, LLC(2)......................       3,242,320            9.0
  c/o J.H. Whitney & Co.
  177 Broad Street, Stamford, CT 06901
Laurie A. Paternoster.....................................       2,134,812            5.9
John M. Hughes............................................       8,050,000           22.3
Peter A. Bourdon(3).......................................         948,382            2.6
Robert C. Hughes(4).......................................         984,372            2.7
R. Nelson Griebel(5)......................................          76,826              *
Morton Handel(6)..........................................         752,592            2.1
Peter Huff(7).............................................       3,242,320            9.0
Ronald D. Jarvis(8).......................................         261,126              *
Michael R. Lezenski(9)....................................          76,826              *
Noah Walley(10)...........................................       5,119,456           14.2
All executive officers and directors as a group (10
  persons)(11)............................................      31,393,736           87.1

---------------
*  Represents beneficial ownership of less than 1% of our common stock.

  (footnotes follow on next page)

 (1) Includes (a) 4,490,756 shares held by Morgan Stanley Venture Partners III, L.P., (b) 431,154 shares held by Morgan Stanley Venture Investors III, L.P. and (c) 197,546 shares held by The Morgan Stanley Venture Partners Entrepreneur Fund, L.P. Morgan Stanley Venture Capital III, Inc. is the institutional managing member of Morgan Stanley Venture Partners III, L.L.C., the general partner of each of these limited partnerships.

 (2) Includes (a) 3,166,126 shares held by J.H. Whitney III, L.P. and (b) 76,194 shares held by Whitney Strategic Partners III, L.P. J.H. Whitney Equity Partners III, LLC is the general partner of each of these limited partnerships.

 (3) Includes 581,582 shares underlying options which are exercisable within 60 days of January 31, 2000.

 (4) Includes 284,372 shares underlying options which are exercisable within 60 days of January 31, 2000.

 (5) Includes 70,000 shares underlying options which are exercisable within 60 days of January 31, 2000.

 (6) Includes 70,000 shares underlying options which are exercisable within 60 days of January 31, 2000.

 (7) Includes (a) 3,166,126 shares held by J.H. Whitney III, L.P. and (b) 76,194 shares held by Whitney Strategic Partners III, L.P. Mr. Huff is a managing member of J.H. Whitney Equity Partners, LLC, which is the general partner of each of these limited partnerships. Mr. Huff disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein, if any.

 (8) Includes (a) 70,000 shares underlying options which are exercisable within 60 days of January 31, 2000 and (b) 191,126 shares by JB Ventures, LLC. Mr. Jarvis is a managing member of JB Ventures, LLC. Mr. Jarvis disclaims any beneficial ownership of the shares held by JB Ventures, LLC, except to the extent of his pecuniary interest therein, if any.

 (9) Includes 70,000 shares underlying options which are exercisable within 60 days of January 31, 2000.

(10) Includes (a) 4,490,756 shares held by Morgan Stanley Venture Partners III, L.P., (b) 431,154 shares held by Morgan Stanley Venture Investors III, L.P. and (c) 197,546 shares held by The Morgan Stanley Venture Partners Entrepreneur Fund , L.P. Mr. Walley is the Vice President of Morgan Stanley Venture Capital, Inc., the institutional managing member of Morgan Stanley Venture Partners, III, L.L.C., the general partner of each of these limited partnerships. Mr. Walley disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein, if any.

(11) Includes 1,145,954 shares underlying options which are exercisable within 60 days of January 31, 2000.

                          DESCRIPTION OF CAPITAL STOCK

     After this offering, our authorized capital stock will consist of 300,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. Prior to this offering, there were outstanding (1) 32,643,136 shares of common stock held by 40 stockholders of record and (2) options to purchase an aggregate of 18,322,530 shares of common stock. Upon completion of this offering, all outstanding shares of our Series A redeemable preferred stock will be redeemed and all outstanding shares of Series B convertible preferred stock will convert into an aggregate of 3,412,970 shares of common stock.

     The following summary of certain provisions of our securities and various provisions of our second amended and restated certificate of incorporation and our amended and restated by-laws is not intended to be complete and is qualified by reference to the provisions of applicable law and to our second amended and restated certificate of incorporation and amended and restated by-laws included as exhibits to the Registration Statement of which this prospectus is a part. See "Where You Can Find More Information."

COMMON STOCK

     As of January 31, 2000, there were 32,643,136 shares of common stock outstanding held by 40 stockholders of record. Based upon the number of shares outstanding as of that date and giving effect to the issuance of the shares of common stock offered by us in this offering and the conversion of the outstanding shares of convertible preferred stock into 3,412,970 shares of
common stock, there will be           shares of common stock outstanding upon
the completion of this offering. In addition, as of January 31, 2000, there were outstanding stock options to purchase 18,322,530 shares of common stock.

     Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote in such election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, after provision has been made for any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably the net assets available after the payment of all of our debts and other liabilities, and after the satisfaction of the rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights, nor are they entitled to the benefit of any sinking fund. The outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, validly issued, fully paid and non-assessable. The rights, powers, preferences and privileges of holders of common stock are subordinate to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

PREFERRED STOCK

     The board of directors will generally be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock, in one or more series. Each series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

     Our stockholders have granted the board of directors authority to issue the preferred stock and to determine the rights and preferences of the preferred stock in order to eliminate delays associated with a stockholder vote on specific issuances. The rights of the holders of common stock will be subordinate to the rights of holders of any preferred stock issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power or other rights of the holders of common stock, and could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, a majority of our outstanding voting stock. We have not, to date, issued any shares of such preferred stock, and we have no present plans to issue any shares of preferred stock.

REGISTRATION RIGHTS

     Upon the expiration of the contractual lock-up period with the underwriters, certain stockholders will be entitled to require us to register under the Securities Act up to a total of 10,238,908 shares of outstanding common stock under the terms of an investor rights agreement between us and the rights holders. The investor rights agreement provides that if we propose to register in a public offering, other than this offering, any of our securities under the Securities Act at any time or times, the stockholders having registration rights will generally be entitled to include shares of common stock held by them in such registration. However, the managing underwriter of any offering may exclude for marketing reasons some shares from the registration, provided that the number of shares of common stock which the rights holders may include cannot be reduced below 20% of the total amount of shares of common stock being registered. Some of these stockholders also have the right to require us, on no more than two occasions, to prepare and file a registration statement under the Securities Act registering the shares of common stock held by them. We are generally required to bear the expenses of shall such registrations, except underwriting discounts and commissions. These rights terminate on the fifth anniversary of this offering.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     Upon completion of this offering, the provisions of Section 203 of the General Corporation Law of Delaware will prohibit us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is generally defined as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

     Our amended and restated certificate of incorporation provides for the division of the board of directors into three classes as nearly equal in size as possible with staggered three-year terms. In addition, our amended and restated certificate of incorporation provides that (1) directors may be removed with cause only by the affirmative vote of the holders of a majority of the shares of our capital stock entitled to vote and (2) directors may be removed without cause only by the affirmative vote of the holders of 75% of the shares of our capital stock entitled to vote. Under our amended and restated certificate of incorporation, any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office. The likely effect of the classification of the board of directors and the limitations on the removal of directors and filling of vacancies is an increase in the time required for the stockholders to change the composition of the board of directors. For example, in general, at least two annual meetings of the stockholders will be necessary for stockholders to effect a change in a majority of the members of the board of directors.

     Our amended and restated certificate of incorporation also provides that, after the effective date of the registration statement of which this prospectus is a part, any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before the meeting and may not be taken by written action in lieu of a meeting. Our amended and restated by-laws provide that special meetings of the stockholders may only be called by the board of directors, the Chairman of the board of directors, the Chief Executive Officer or the President. Our amended and restated by-laws further provide that in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with requirements regarding advance notice to us. The foregoing provisions could have the effect of delaying until the next stockholders meeting actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would only be able to take action as a stockholder, such as electing new directors or approving a merger, at a duly called stockholders meeting, and not by written consent.

     The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation requires the affirmative vote of the holders of at least 75% of the shares of our capital stock that are issued and outstanding and entitled to vote to amend or repeal any of the foregoing provisions of the amended and restated certificate of incorporation. Our amended and restated by-laws may generally be amended or repealed by a majority vote of the board of directors and may also be amended or repealed by the affirmative vote of the holders of at least 75% of the shares of our capital stock that are issued and outstanding and entitled to vote. The 75% stockholder vote would be in addition to any separate class vote that might in the future be required in accordance with the terms of any series of preferred stock that might be outstanding at the time any such amendments are submitted to stockholders.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is Chase Mellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has not been any public market for our common stock, and we make no prediction as to the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the common stock and could impair our future ability to raise capital through the sale of equity securities. See "Risk Factors."

     Upon the closing of this offering, we will have an aggregate of shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of the outstanding shares, all of the shares sold in this offering will be freely tradable, except that any shares purchased by "affiliates" (as that term is defined in Rule 144 under the Securities Act), may only be sold in compliance with the limitations described below. The remaining 36,056,106 shares of common stock will be deemed "restricted securities" as defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, including Rule 144(k), or Rule 701 promulgated under the Securities Act, which rules are summarized below. Our directors, executive officers and certain stockholders have agreed that they will not sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock without the prior written consent of FleetBoston Robertson Stephens Inc. for a period of 180 days from the date of this prospectus. FleetBoston Robertson Stephens Inc. may, from time to time, release any or all of the shares subject to the lock-up agreements. After giving effect to the lock-up agreements described below and the provisions of Rule 144, including Rule 144(k) and Rule 701, shares will be available for sale in the public market as follows:

  NUMBER OF SHARES                                DATE
  ----------------                                ----
              0               Immediately after the date of this prospectus
      1,038,662               After 90 days from the date of this
                                prospectus (subject, in some cases, to
                                volume limitations)
     27,952,790               After 180 days from the date of this
                                prospectus (subject, in some cases, to
                                volume limitations)

     In general, under Rule 144, as currently in effect, a person or persons whose shares are required to be aggregated, including an affiliate of ours, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding
shares of common stock, approximately        shares immediately after this
offering, or the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to restrictions. In addition, a person who is not deemed to have been an affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate of ours, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

     Any of our employees or consultants who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this prospectus.

     We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and common stock issued or issuable under our stock plans. We expect to file the registration statement covering shares offered pursuant to the 1998 Employee Stock Option and Performance Incentive Plan, the 1999 Stock Option and Incentive Plan, the 2000 Non-Employee Director Stock Option Plan and the 2000 Employee Stock Purchase Plan within 180 days after the date of this prospectus, permitting the resale of such shares by nonaffiliates in the public market without restriction under the Securities Act.

     We have agreed not to sell or otherwise dispose of any shares of common stock during the 180-day period following the date of the prospectus, except that we may issue shares of common stock under the 1998 Employee Stock Option and Performance Incentive Plan, and issue and grant options to purchase shares of Common Stock under the 1999 Stock Option and Incentive Plan, the 2000 Non-Employee Director Stock Option Plan and the 2000 Employee Stock Purchase Plan. In addition, we may issue shares of common stock in connection with any acquisition of another company if the terms of issuance provide that such common stock shall not be resold prior to the expiration of the 180-day period referenced in the preceding sentence.

     Upon the expiration of the contractual lock-up period with the underwriters, certain stockholders will be entitled to require us to register under the Securities Act up to a total of 10,238,908 shares of outstanding common stock under the terms of an investor rights agreement between us and the rights holders. The investor rights agreement provides that if we propose to register in a public offering, other than this offering, any of our securities under the Securities Act at any time or times, the stockholders having registration rights will generally be entitled to include shares of common stock held by them in such registration. However, the managing underwriter of any offering may exclude for marketing reasons some of the shares from the registration, provided that the number of shares of common stock which the rights holders may include cannot be reduced below 20% of the total amount of shares of common stock being registered. Some of these stockholders also have the right to require us, on no more than two occasions, to prepare and file a registration statement under the Securities Act registering the shares of common stock held by them. We are generally required to bear the expenses of such registrations, except underwriting discounts and commissions. These rights terminate on the fifth anniversary of this offering.

                                  UNDERWRITING

     The underwriters named below, acting through their representatives, FleetBoston Robertson Stephens Inc., Donaldson, Lufkin & Jenrette Securities Corporation and First Union Securities, Inc. have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock set forth opposite their names below. The underwriters are committed to purchase and pay for all such shares if any are purchased.

                                                               NUMBER
UNDERWRITER                                                   OF SHARES
-----------                                                   ---------
FleetBoston Robertson Stephens Inc. ........................
Donaldson, Lufkin & Jenrette Securities Corporation.........
First Union Securities, Inc. ...............................
                                                              --------
          Total.............................................
                                                              ========

     We have been advised that the underwriters propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a
concession of not in excess of $     per share, of which $          may be
reallowed to other dealers. After the initial public offering, the public offering price, concession, and reallowance to dealers may be reduced by the representatives. No reduction in this price will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

     The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     Over-Allotment Option. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to
purchase up to        additional shares of common stock at the same price per
share as we will receive for the        shares that the underwriters have agreed
to purchase. To the extent that the underwriters exercise such option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the shares offered by this prospectus. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the shares are being sold. We will be obligated, under this option, to sell shares to the extent the option is exercised. The underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of common stock offered hereby.

     The following table shows the per share and total underwriting discounts and commissions to be paid by us to the underwriters. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment option.

                                                                        WITHOUT             WITH
                                                                     OVER-ALLOTMENT    OVER-ALLOTMENT
                                                        PER SHARE        OPTION            OPTION
                                                        ---------    --------------    --------------
Assumed initial public offering price.................  $             $                 $
Underwriting discounts and commissions................
Proceeds, before expenses, to us......................

     The expenses of the offering payable by us are estimated at $            .
FleetBoston Robertson Stephens Inc. expects to deliver the shares of common
stock to purchasers on             , 2000.

     Directed Share Program. At our request, the underwriters have reserved up
to five percent of the        shares of common stock to be issued by us and
offered hereby for sale, at the initial public offering price, to directors, officers, employees, business associates and persons otherwise related to us. The number of shares of common stock available for sale to the general public will be reduced to the extent such individuals purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

     Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

     Lock-Up Agreements. Each of our directors, executive officers and other significant stockholders has agreed with the representatives for a period of 180 days after the date of this prospectus, not to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, any options to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or acquired directly from us by these holders or with respect to which they have or may acquire the power of disposition, without the prior written consent FleetBoston Robertson Stephens Inc. However, FleetBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of securities subject to the lock-up agreements. There are no agreements between the representatives and any of our stockholders providing consent by the representatives to the sale of shares prior to the expiration of the lock-up period.

     Future Sales. In addition, we have agreed that during the lock-up period we will not, without the prior written consent of FleetBoston Robertson Stephens Inc., subject to certain exceptions, (a) consent to the disposition of any shares held by stockholders subject to lock-up agreements prior to the expiration of the 180-day lock-up period or (b) issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock, other than our sale of shares in this offering, our issuance of common stock upon the exercise of outstanding options and the issuance of options under existing stock option and incentive plans. In addition, we may issue shares of common stock in connection with any acquisition of another company if the terms of issuance provide that such common stock shall not be resold prior to the expiration of the 180-day period.

     Listing. We have applied to have our shares of common stock approved for quotation on the Nasdaq National Market under the symbol "TALN."

     No Prior Public Market. Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the common stock offered by this prospectus will be determined through negotiations among us and the representatives. Among the factors to be considered in these negotiations are prevailing market conditions, our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

     Stabilization. The underwriters have advised us that, under Regulation M under the Exchange Act, some participants in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of our common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the common stock originally sold by the underwriter or syndicate member is purchased by the representatives of the underwriters in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives of the underwriters have advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for us by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. Legal matters in connection with this offering will be passed upon for the underwriters by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts.

                                    EXPERTS

     The balance sheets of Tallan, Inc. as of December 31, 1998 and 1999 and the statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-1 (including its exhibits and schedules) with the Securities and Exchange Commission under the Securities Act with respect to our common stock to be sold in this offering. With respect to references made in this prospectus to any contract, agreement or other document of Tallan, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the Securities and Exchange Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call 1-800-SEC-0330 for further information on the operation of the public reference rooms. The registration statement and our other Securities and Exchange Commission filings can also be reviewed by accessing the Securities and Exchange Commission's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

     We will also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission.

     We intend to furnish our stockholders with annual reports containing financial statements audited by our independent auditors and to make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.

                                  TALLAN, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-2
Balance Sheets at December 31, 1998 and 1999................  F-3
Statements of Operations for each of the three years in the
  period ended December 31, 1999............................  F-4
Statement of Changes in Stockholders' Equity (Deficit) for
  each of the three years in the period ended December 31,
  1999......................................................  F-5
Statements of Cash Flows for each of the three years in the
  period ended December 31, 1999............................  F-6
Notes to Financial Statements...............................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Tallan, Inc.

     The financial statements included herein have been adjusted to reflect the increase in the authorized number of common shares to 300,000,000, to authorize 5,000,000 shares of undesignated preferred shares, and to reflect a 2-for-1 stock split of all outstanding shares of common stock. Such events have not been consummated at January 31, 2000. When they have been consummated, we will be in a position to furnish the following report:

     "In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Tallan, Inc. at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut
January 25, 2000

                                  TALLAN, INC.

                                 BALANCE SHEETS

                                                                                              DECEMBER 31, 1999
                                                                                                  PRO FORMA
                                                                                            MANDATORILY REDEEMABLE
                                                                     DECEMBER 31,            PREFERRED STOCK AND
                                                              --------------------------        STOCKHOLDERS'
                                                                 1998           1999           EQUITY (NOTE 2)
                                                              ----------    ------------    ----------------------
                                                                                                 (UNAUDITED)
                                                      ASSETS
Current assets:
  Cash and cash equivalents.................................  $   39,015    $  9,788,891
  Investments...............................................     100,000         302,681
  Accounts receivable (net of allowance for doubtful
    accounts of $100,000 and $300,000, respectively)........   3,479,776      10,602,380
  Prepaid expenses and other current assets.................     130,148         463,907
                                                              ----------    ------------
        Total current assets................................   3,748,939      21,157,859
                                                              ----------    ------------
Property and equipment, net (Note 4)........................     749,211       2,332,485
Other assets................................................      72,867         661,016
                                                              ----------    ------------
        Total assets........................................  $4,571,017    $ 24,151,360
                                                              ==========    ============

                             LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK AND
                                               STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit............................................  $  881,566    $         --
  Accounts payable..........................................     182,709         385,496
  Current taxes payable.....................................      16,702         780,299
  Accrued payroll...........................................     861,272       1,257,518
  Deferred revenue..........................................          --         484,608
  Accrued other expenses....................................     484,369       1,359,330
  Deferred income taxes.....................................     114,910              --
                                                              ----------    ------------
        Total current liabilities...........................   2,541,528       4,267,251
                                                              ----------    ------------
Long-term liabilities:
  Deferred income taxes (Note 6)............................     345,643         181,457
  Deferred compensation.....................................          --         154,282
Commitments and contingencies (Note 5)......................
Mandatorily redeemable preferred stock (Note 8):
  Series A redeemable preferred stock, $0.01 par value,
    3,412,969 shares authorized; 0, 3,412,969 and 3,412,969
    shares issued and outstanding, respectively.............          --      10,479,354         $ 10,479,354
                                                                                                 ============
  Series B convertible preferred stock, $0.01 par value,
    1,706,485 shares authorized; 0, 1,706,485 and 0 shares
    issued and outstanding, respectively....................          --       6,183,676                   --
Stockholders' equity (Note 9):
  Preferred stock, $0.01 par value, 5,000,000 shares
    authorized; no shares issued and outstanding............          --              --         $         --
  Common stock, $0.01 par value, 300,000,000 shares
    authorized; 31,640,000, 38,481,110 and 41,894,080 shares
    issued; 31,640,000, 32,643,136 and 36,056,106 shares
    outstanding, respectively...............................          --         384,811              418,941
  Additional paid-in capital................................     266,600      15,846,233           21,995,779
  Treasury stock at cost (5,837,974 shares).................          --     (17,105,264)         (17,105,264)
  Retained earnings.........................................   1,417,246       3,666,879            3,666,879
  Other accumulated comprehensive income....................          --          92,681               92,681
                                                              ----------    ------------         ------------
        Total stockholders' equity..........................   1,683,846       2,885,340         $  9,069,016
                                                              ----------    ------------         ============
        Total liabilities, mandatorily redeemable preferred
          stock and stockholders' equity....................  $4,571,017    $ 24,151,360
                                                              ==========    ============

   The accompanying notes are an integral part of these financial statements.

                                  TALLAN, INC.

                            STATEMENTS OF OPERATIONS

                                                               YEAR ENDED DECEMBER 31,
                                                      -----------------------------------------
                                                         1997           1998           1999
                                                      -----------    -----------    -----------
Revenues............................................  $13,453,472    $22,869,596    $53,940,686
                                                      -----------    -----------    -----------
Operating expenses:
  Project personnel costs...........................    8,514,755     13,150,562     30,573,791
  General and administrative........................    3,442,982      5,020,290      8,559,155
  Selling and marketing.............................      909,489        918,854      1,785,313
  Research and development..........................      623,024        222,599             --
  Depreciation and amortization.....................      187,415        297,952        795,772
                                                      -----------    -----------    -----------
                                                       13,677,665     19,610,257     41,714,031
                                                      -----------    -----------    -----------
     Income (loss) from operations..................     (224,193)     3,259,339     12,226,655
                                                      -----------    -----------    -----------
Other income (expense):
  Interest income...................................           20         20,689        144,164
  Loss on disposal of assets........................      (83,057)       (19,889)       (39,478)
  Interest expense..................................     (205,943)      (157,736)      (135,920)
                                                      -----------    -----------    -----------
                                                         (288,980)      (156,936)       (31,234)
                                                      -----------    -----------    -----------
     Income (loss) before provision (benefit) for
       income taxes.................................     (513,173)     3,102,403     12,195,421
Provision (benefit) for income taxes (Note 6).......      (96,506)     1,396,026      5,122,981
                                                      -----------    -----------    -----------
Net income (loss)...................................     (416,667)     1,706,377      7,072,440
Deemed preferred dividends and accretion (Note 8)...           --             --     (4,822,807)
                                                      -----------    -----------    -----------
Net income (loss) available for common
  shareholders......................................  $  (416,667)   $ 1,706,377    $ 2,249,633
                                                      ===========    ===========    ===========
Net income (loss) per common share:
  Basic.............................................  $     (0.01)   $      0.05    $      0.07
  Diluted...........................................  $     (0.01)   $      0.05    $      0.05
Weighted average number of shares:
  Basic.............................................   32,200,000     31,610,850     32,005,240
  Diluted...........................................   32,200,000     33,505,384     44,621,270

   The accompanying notes are an integral part of these financial statements.

                                  TALLAN, INC.

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                           TREASURY STOCK
                                                         CLASS B                                      ------------------------
                               COMMON STOCK            COMMON STOCK       ADDITIONAL     RETAINED
                           ---------------------   --------------------     PAID-IN      EARNINGS      NUMBER
                             SHARES      AMOUNT      SHARES     AMOUNT      CAPITAL      (DEFICIT)    OF SHARES      AMOUNT
                           ----------   --------   ----------   -------   -----------   -----------   ---------   ------------
Balance at December 31,
  1996...................  25,200,000   $     --    7,000,000   $    --   $     1,000   $   127,536          --   $         --
Net loss.................          --         --           --        --            --      (416,667)         --             --
                           ----------   --------   ----------   -------   -----------   -----------   ---------   ------------
Balance at December 31,
  1997...................  25,200,000         --    7,000,000        --         1,000      (289,131)         --             --
Conversion of shares.....   4,200,000         --   (7,000,000)       --            --            --          --             --
Issuance of common
  stock..................   2,240,000         --           --        --       265,600            --          --             --
Net income...............          --         --           --        --            --     1,706,377          --             --
                           ----------   --------   ----------   -------   -----------   -----------   ---------   ------------
Balance at December 31,
  1998...................  31,640,000         --           --        --       266,600     1,417,246          --             --
Exchange of shares.......          --    316,400           --        --      (316,400)           --          --             --
Issuance of common
  stock..................   6,825,938   68,259..           --        --    12,172,462            --          --             --
Purchase of treasury
  shares.................          --         --           --        --            --            --   5,837,974    (17,105,264)
Exercise of options......      15,172        152           --        --         9,634            --          --             --
Unrealized gain (loss)...          --         --           --        --            --            --          --             --
Deemed preferred
  dividends and
  accretion..............          --         --           --        --     3,713,937    (4,822,807)         --             --
Net income...............          --         --           --        --            --     7,072,440          --             --
                           ----------   --------   ----------   -------   -----------   -----------   ---------   ------------
Balance at December 31,
  1999...................  38,481,110   $384,811           --   $    --   $15,846,233   $ 3,666,879   5,837,974   $(17,105,264)
                           ==========   ========   ==========   =======   ===========   ===========   =========   ============


                               OTHER
                            ACCUMULATED         TOTAL
                           COMPREHENSIVE    STOCKHOLDERS'
                              INCOME       EQUITY (DEFICIT)
                           -------------   ----------------
Balance at December 31,
  1996...................     $    --        $    128,536
Net loss.................          --            (416,667)
                              -------        ------------
Balance at December 31,
  1997...................          --            (288,131)
Conversion of shares.....          --                  --
Issuance of common
  stock..................          --             265,600
Net income...............          --           1,706,377
                              -------        ------------
Balance at December 31,
  1998...................          --           1,683,846
Exchange of shares.......          --                  --
Issuance of common
  stock..................          --          12,240,721
Purchase of treasury
  shares.................          --         (17,105,264)
Exercise of options......          --               9,786
Unrealized gain (loss)...      92,681              92,681
Deemed preferred
  dividends and
  accretion..............          --          (1,108,870)
Net income...............          --           7,072,440
                              -------        ------------
Balance at December 31,
  1999...................     $92,681        $  2,885,340
                              =======        ============

   The accompanying notes are an integral part of these financial statements.

                                  TALLAN, INC.

                            STATEMENTS OF CASH FLOWS

                                                                       YEAR ENDED DECEMBER 31,
                                                              ------------------------------------------
                                                                 1997           1998            1999
                                                              -----------    -----------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...........................................  $  (416,667)   $ 1,706,377    $  7,072,440
                                                              -----------    -----------    ------------
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Depreciation and amortization...........................      187,415        297,952         795,772
    Provision for doubtful accounts.........................      100,000             --         200,000
    Loss on disposition of assets...........................       83,057         19,889          39,478
    Deferred income taxes...................................      (99,567)       416,000        (390,683)
    Change in assets and liabilities:
      Accounts receivable...................................   (1,871,553)      (695,987)     (7,322,604)
      Prepaid expenses and other assets.....................       55,605       (114,290)       (118,075)
      Accounts payable......................................      246,247       (352,077)        202,787
      Current taxes payable.................................           --         16,702         763,597
      Other assets..........................................      (28,621)        12,187        (588,149)
      Deferred revenue......................................           --             --         484,608
      Accrued expenses......................................      622,155       (120,112)        874,961
      Deferred compensation.................................                                     154,282
      Accrued payroll.......................................           --        598,115         396,246
                                                              -----------    -----------    ------------
        Net cash provided by (used in) operating
          activities........................................   (1,121,929)     1,784,756       2,564,660
                                                              -----------    -----------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of assets........................................     (107,037)      (562,243)     (2,450,775)
  Proceeds from disposal of assets..........................           --         19,125          32,251
  Purchase of investment....................................           --       (100,000)       (110,000)
                                                              -----------    -----------    ------------
        Net cash used in investing activities...............     (107,037)      (643,118)     (2,528,524)
                                                              -----------    -----------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  (Repayments) proceeds from line of credit, net............    1,285,064       (933,538)       (881,566)
  Proceeds from note payable................................           --        250,000              --
  Repayment of note payable.................................           --       (250,000)             --
  Proceeds from employee and stockholder loans..............      188,272             --              --
  Repayment of loans to employees and stockholders..........           --       (177,896)             --
  Deferred financing costs..................................           --        (42,563)       (104,097)
  Proceeds from exercise of options.........................           --             --           9,786
  Proceeds from issuance of stock, net......................           --        265,600      27,794,881
  Repayment of capital lease obligations....................     (118,913)      (342,933)             --
  Purchase of treasury stock................................           --             --     (17,105,264)
                                                              -----------    -----------    ------------
        Net cash provided by (used in) financing
          activities........................................    1,354,423     (1,231,330)      9,713,740
                                                              -----------    -----------    ------------
Net increase (decrease) in cash.............................      125,457        (89,692)      9,749,876
Cash at beginning of year...................................        3,250        128,707          39,015
                                                              -----------    -----------    ------------
Cash at end of year.........................................  $   128,707    $    39,015    $  9,788,891
                                                              ===========    ===========    ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the year for:
    Interest................................................  $   189,401    $   171,971    $    150,751
    Income taxes............................................          508        963,323       4,760,146

Additional non-cash transactions disclosed in Note 2, 4 and 8.

   The accompanying notes are an integral part of these financial statements.

                                  TALLAN, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND NATURE OF OPERATIONS

  Business

     Tallan, Inc. ("Tallan" or the "Company") was initially incorporated in Connecticut in 1985 under the name BDS Business Center, Inc. ("BDS"). In August 1999, BDS completed a migratory merger to reincorporate in Delaware. In December 1999, BDS changed its name to Tallan.

     Tallan is an Internet professional services firm that creates technically advanced Internet and eBusiness solutions that improve commerce between businesses and consumers as well as among businesses and their trading partners. The Company focuses on providing solutions for their customers that will allow them to maximize the opportunities presented by the Internet, particularly projects that create new revenue opportunities. The Company's customers are located primarily in the United States.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     Cash and cash equivalents include cash on deposit with banks, as well as short-term investments with original maturities of 90 days or less.

  Investments

     The Company's investment balance consists of equity securities and are categorized as available-for-sale securities. Unrealized holding gains and losses are reflected as a net amount in accumulated other comprehensive income until realized. For the purpose of computing realized gains and losses, cost is identified on a specific identification basis. Additionally, during 1999, the Company received a warrant to purchase 666,667 shares of common stock of one of its customers in exchange for services rendered to that customer. Also in 1999, the Company received 252,227 unregistered equity securities of another customer in exchange for services rendered to that customers. The combined carrying value of the warrants and unregistered securities of $415,657 approximates the value of the services performed and is included within other assets at December 31, 1999.

  Property and Equipment

     Property and equipment is recorded at cost, less accumulated depreciation. Expenditures for repairs and maintenance are charged to expense as incurred while those relating to major improvements are treated as capital additions and depreciated over the remaining useful life of the related asset. For assets sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income for the period.

     Depreciation is computed using an accelerated method over the following estimated useful lives:

Computer software...........................................  3 years
Computer equipment..........................................  5 years
Office equipment and furniture..............................  7 years

                                  TALLAN, INC.

  Income Taxes

     An asset and liability approach is used to recognize deferred tax assets and liabilities for the future tax consequences of items that have already been recognized in its financial statements and tax return. A valuation allowance is established against net deferred tax assets if based on the weight of available evidence, it is more likely than not that some or all of the net deferred tax assets will not be realized.

  Revenue Recognition

     The Company provides services on a time and materials basis. Revenues are recognized at agreed-upon rates as services are performed. The Company records an allowance for doubtful accounts based on individual customer analyses. The Company did not write-off any material accounts receivable balances during the years ended December 31, 1997, 1998 and 1999. Deferred revenue reflects amounts received in advance of providing services.

  Project Personnel Costs

     Project personnel costs consists primarily of salaries and employee benefits for personnel dedicated to client projects, and non-reimbursed direct expenses incurred to complete projects.

  Research and Development Costs

     Research and development costs are charged to expense when incurred. There were no research and development projects ongoing during 1999.

  Concentrations of Credit Risk

     Concentrations of credit risk exist with respect to cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents with one financial institution. A significant portion of the Company's receivables are attributable to a limited number of clients.

     For the year ended December 31, 1997, two customers accounted for 43% and 16%, respectively, of total revenues. At December 31, 1998, two clients accounted for 26% and 12%, respectively, of the accounts receivable balance. Revenues for the year ended December 31, 1998 from three clients were approximately $6.8 million, $2.8 million and $2.3 million. At December 31, 1999, two clients accounted for 16% and 13% of the accounts receivable balance. Revenues for the year ended December 31, 1999 from three clients were approximately $8.6 million, $6.5 million and $5.5 million.

  Comprehensive Income

     The Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), effective January 1, 1998. SFAS 130 requires that items defined as comprehensive income, such as foreign currency translation adjustments and unrealized gains (losses) on marketable securities, be separately classified in the financial statements and that the accumulated balance of other comprehensive income be reported separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. Total comprehensive income is comprised of net income and other accumulated comprehensive income disclosed in the equity section of the balance sheet.

     For the year ended December 31, 1999, total comprehensive income was $2,342,314, which was not materially different from net income. There were no differences between net income and comprehensive income for the years ended December 31, 1998 and 1997.

                                  TALLAN, INC.

  Recent Accounting Pronouncements

     In November 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 100, Restructuring and Impairment Charges ("SAB 100"). In December 1999, the SEC issued SAB No. 101, Revenue Recognition in Financial Statements ("SAB 101"). SAB No. 100 expresses the views of the SEC staff regarding the accounting for and disclosure of certain expenses not commonly reported in connection with exit activities and business combinations. The Company does not expect the provisions of SAB No. 100 to have a material impact on its financial statements. SAB No. 101 expresses the views of the SEC staff in applying generally accepted accounting principles to certain revenue recognition issues. The Company does not expect the provisions of SAB No. 101 to have a material impact on its financial statements.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. As issued, this statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999, with earlier application encouraged. In May 1999, the Financial Accounting Standards Board delayed the effective date of this statement for one year, to all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company does not currently, nor do they intend in the future to, use derivative instruments and therefore do not expect that the adoption of Statement of Accounting Standards No. 133 will have any impact on their financial position or results of operations.

  Pro Forma Mandatorily Redeemable Preferred Stock and Stockholders' Equity (unaudited)

     Upon the closing of a qualified public offering, as defined, all of the outstanding shares of the Series B Convertible Preferred Stock ("Series B Preferred Stock") will automatically convert into 3,412,970 shares of Common Stock (the "Common Stock"). The unaudited pro forma presentation of the December 31, 1999 mandatorily redeemable preferred stock and stockholders' equity has been prepared assuming such conversion.

3.  STOCK SPLITS

     During 1998, the Company executed a 1,000-for-1 stock split of the Common Stock with no par value. During 1999, in connection with the migratory merger and reincorporation in Delaware, each share of no par value Common Stock converted into seven shares of $0.01 par value per share Common Stock.

     As noted in Note 13, on January 27, 2000, the Company approved a 2-for-1 stock split in the form of a stock dividend such that each outstanding share of Common Stock received a dividend of one share of Common Stock (Note 13). The expected date of consummation of this split is March 10, 2000.

     All shares, options and par values have been restated in the financial statements and footnotes to reflect the effects of these splits of the Company's Common Stock.

                                  TALLAN, INC.

4.  PROPERTY AND EQUIPMENT

                                                                 1998           1999
                                                              -----------    -----------
Computer equipment..........................................  $   844,554    $ 2,906,657
     Computer software......................................      139,535        271,658
     Office equipment and furniture.........................      282,725        405,774
                                                              -----------    -----------
                                                                1,266,814      3,584,089
     Less -- accumulated depreciation and amortization......     (517,603)    (1,251,604)
                                                              -----------    -----------
     Property and equipment, net............................  $   749,211    $ 2,332,485
                                                              ===========    ===========

     Depreciation expense for the years ended December 31, 1997, 1998 and 1999 was $187,415, $251,860 and $795,772, respectively.

     In 1997, the Company acquired certain equipment through capital leases totaling $296,175. Obligations under all capital leases were paid in full in 1998.

5.  COMMITMENTS AND CONTINGENCIES

  Operating Leases

     The Company leases office space, apartments for use by employees who work on client assignments away from their homes, equipment and vehicles under various noncancelable operating lease agreements.

     Future minimum lease payments required over the next five years under operating lease agreements are as follows:

        2000........................................................  $1,191,311
        2001........................................................     364,544
        2002........................................................     350,589
        2003........................................................     339,762
        2004 and thereafter.........................................     311,449
                                                                      ----------
                                                                      $2,557,655
                                                                      ==========

     Rent expense for the years ended December 31, 1997, 1998 and 1999 was approximately $670,000, $1,282,000 and $3,267,000, respectively.

                                  TALLAN, INC.

6.  INCOME TAXES

     The income tax provision for the years ended December 31, 1999, 1998 and 1997 is as follows:

                                                            1997         1998          1999
                                                          --------    ----------    ----------
Current
Federal.................................................  $     --    $  661,597    $4,151,002
     State..............................................     3,061       318,429     1,362,662
                                                          --------    ----------    ----------
          Total.........................................     3,061       980,026     5,513,664
                                                          --------    ----------    ----------
Deferred
     Federal............................................   (67,316)      297,053      (273,392)
     State..............................................   (32,251)      118,947      (117,291)
                                                          --------    ----------    ----------
          Total.........................................   (99,567)      416,000      (390,683)
                                                          ========    ==========    ==========
          Total income tax provision (benefit)..........  $(96,506)   $1,396,026    $5,122,981
                                                          ========    ==========    ==========

     The difference between the statutory U.S. federal income tax rate at 34% and the Company's effective tax rate is as follows:

                                                           1997          1998          1999
                                                         ---------    ----------    ----------
Provision (benefit) at statutory rate..................  $(174,479)   $1,054,817    $4,146,443
State and city income tax, net.........................    (19,265)      288,667       821,944
Other..................................................     97,238        52,542       154,594
                                                         ---------    ----------    ----------
Provision (benefit) for income taxes...................  $ (96,506)   $1,396,026    $5,122,981
                                                         =========    ==========    ==========

     The significant components of the Company's deferred income tax assets and liabilities are as follows:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1999
                                                              --------    --------
Gross deferred tax assets:
Reserves....................................................  $ 42,172    $208,213
     Accrued expenses.......................................        --      64,266
     Other..................................................     5,381          --
                                                              --------    --------
                                                                47,553     272,479
                                                              --------    --------
Gross deferred tax liabilities:
     Change from cash to accrual............................   487,392     320,651
     Other..................................................    20,714      21,698
                                                              --------    --------
                                                               508,106     342,349
                                                              --------    --------
Net deferred tax liability..................................  $460,553    $ 69,870
                                                              ========    ========

7.  DEBT

     At December 31, 1998, the Company had $881,566 outstanding under a revolving line of credit. Interest was at the bank's prime rate plus 1% (8.75% at December 31, 1998). The line of credit was terminated during 1999.

                                  TALLAN, INC.

8.  MANDATORILY REDEEMABLE PREFERRED STOCK

     Pursuant to a private placement in August 1999, the Company sold (i) 3,412,969 shares of Series A Redeemable Preferred Stock ("Series A Preferred Stock") for $5.86 per share, (ii) 1,706,485 shares of Series B Convertible Preferred Stock ("Series B Preferred Stock") for $5.86 per share, and (iii) 6,825,938 shares of Common Stock for $.01 per share. Gross proceeds from the private placement were approximately $30 million. The per share proceeds were allocated to the Series A Preferred Stock, Series B Preferred Stock and the Common Stock based on the fair value of the individual securities.

  Series A Redeemable and Series B Convertible Preferred Stock

     The Series A Preferred Stock may be redeemed at the option of the Company, in whole or in part, at any time after August 20, 1999. The redemption is mandatory (i) upon the closing of an underwritten public offering in which the aggregate gross proceeds to the Company are at least $30 million and the pre-public market capitalization of the Company is at least $250 million, or (ii) on August 20, 2006. Upon redemption, the Company shall redeem all remaining shares of the Series A Preferred Stock by paying in cash a sum equal to $5.86 per share plus any accrued and unpaid dividends.

     In the event the Series A Preferred Stock is not redeemed prior to August 20, 2005, a dividend shall be declared and paid on that date as a one-time, cumulative dividend with respect to the Series A Preferred Stock in an amount equivalent to the annual rate of 8% per share (as adjusted for any stock dividends, combinations or splits with respect to these shares), as if the dividend had begun to accrue on August 20, 1999. Beginning August 13, 2005 a cash dividend of 8% will accrue if the Series A Preferred Stock has not been redeemed. Management does not consider any events that would trigger a deemed liquidation of the Series B Preferred Stock to be probable events. Management has determined that a reliable estimate of when the circumstances that would result in a deemed liquidation cannot be made, and therefore does not accrue for any accretion of the difference between the carrying and redemption values.

     The difference between the Series A Preferred Stock's initial assigned carrying value of approximately $9.4 million at August 20, 1999 and the redemption value of approximately $20.0 million at August 20, 2006, plus any dividends, is being periodically adjusted to increase the carrying value to the redemption value. Accretion and dividends for 1999 totaled $1,108,870 and has been reflected as a charge to net income applicable to common shareholders.

     The Series B Preferred Stock is convertible, at the option of the holder, at any time into 3,412,970 shares of Common Stock of the Company. Each share of the Series B Preferred Stock shall be automatically converted into shares of Common Stock upon the earlier of (i) the closing of a qualified underwritten public offering, as defined, or (ii) upon the approval of the holders of greater than 50% of the then outstanding shares of Series B Preferred Stock. In the event that the Company shall pay a dividend (other than a dividend payable solely in shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive additional shares of Common Stock) on Common Stock, it shall pay to the holders of shares of Series B Preferred Stock, a dividend equal to such dividend on the Common Stock.

     In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, or a change in control which is deemed to be a liquidation, the holders of the Series A and Series B Preferred Stock, shall be entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of Common Stock or any other class or series of stock ranking in liquidation junior to the Series A and Series B Preferred Stock, an amount per share equal to the sum of (i) $5.86 for each outstanding share (as adjusted for any stock dividends, combinations or splits with respect to the Series A and Series B Preferred Stock) and (ii) an amount equal to all declared but unpaid dividends, plus accrued dividends, if any.

                                  TALLAN, INC.

     The holder of each share of Series B Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock. The Series A Preferred Stock is non-voting except that the holders of the Series A Preferred Stock are entitled to a class vote with the holders of the Series B Preferred Stock with respect to certain protective provisions.

  Beneficial Conversion Feature

     In August 1999, the Company recorded a beneficial conversion charge concurrent with the issuance of the Series B Preferred Stock. The beneficial conversion feature was calculated as the difference between the assigned value of the Series B Preferred Stock and the fair market value of the related Common Stock as of August 20, 1999, into which the Series B Preferred Stock were immediately convertible. Accordingly, a deemed preferred dividend of approximately $3.7 million as of the issuance date has been recognized as a charge to retained earnings and net income applicable to common shareholders, and as an increase to additional paid-in capital.

9.  STOCKHOLDERS' EQUITY

  Common Stock

     As discussed in Note 8, the Company issued 6,825,938 shares of Common Stock at $0.01 per share, pursuant to a private placement.

     On March 30, 1998, the Company's stockholders approved a resolution to exchange all the outstanding shares of Class B non-voting common stock (the "Class B Common Stock") for 4,200,000 shares of Class A common stock ("Class A Common Stock"). The Class B non-voting stock was then eliminated as a class. Also on March 30, 1998, the Company's stockholders approved a resolution to sell up to 15 investment units. Each unit was comprised of 280,000 shares of Class A Common Stock, at a price per Class A Common Stock of $0.12, and an option to acquire up to an additional 140,000 shares of Class A Common Stock pursuant to the Company's 1998 Stock Plan at an exercise price of $0.12. In April 1998, pursuant to this resolution, the Company sold 8 units and raised $265,600 of additional capital. In January 1999, the Class A distinction was eliminated and all outstanding stock became known as Common Stock.

  Treasury Stock Purchase

     Concurrent with the August 1999 private placement described in Note 8, the Company repurchased 5,837,974 shares of Common Stock at $2.93 per share from various major shareholders. These shares are carried at cost within Treasury Stock.

     As more fully described in Note 13, the Company effected a stock split in January 2000.

10.  STOCK OPTION PLANS

     In March 1998, the Company instituted the 1998 Employee Stock Option and Performance Incentive Plan (the "1998 Plan"). The Company has reserved 17,500,000 shares of Common Stock for issuance under this plan, pursuant to nonqualified and incentive stock options, stock appreciation rights and tax offset payments, to its employees, officers, directors and consultants. In general, options granted under the 1998 Plan were granted at fair market value and vest ratably over a three or four year period. Options under the 1998 Plan expire no later than ten years from the date of grant. In addition, certain options granted under the 1998 Plan accelerate automatically upon a change in control. The 1998 Plan was

                                  TALLAN, INC.

terminated in May 1999 and the number of shares of Common Stock reserved under this plan was fixed at 15,344,000, the number of then outstanding options.

     In May 1999, the Company adopted the 1999 Stock Option and Incentive Plan (the "1999 Plan"), under which employees, officers, directors and consultants may be granted various stock based awards. A total of 8,456,000 shares of common stock have been reserved for issuance under this plan. Generally, options that have been issued under this plan have been granted at an exercise price equal to the fair market value of the common stock on the date of grant, vest over a four year period and expire ten years from the date of grant.

     In January 2000, the Company adopted the 2000 Non-Employee Director Stock Option Plan, which provides for non-employee directors to receive options to purchase Common Stock of the Company at an exercise price equal to the fair market value of the Common Stock on the date of grant. The Company has reserved a total of 500,000 shares of Common Stock for issuance under this plan. This plan is expected to be effective upon the closing of the anticipated initial public offering.

     In January 2000, the Company adopted the 2000 Employee Stock Purchase Plan, which permits eligible employees of the Company to purchase shares of Common Stock pursuant to payroll deductions at a price equal to 85% of the fair market value of the Company's stock. The Company has reserved an aggregate of 1,200,000 shares of Common Stock for issuance under this plan. This plan is expected to be effective upon the closing of the anticipated initial public offering.

     A summary of stock option activity is as follows:

                                                          FOR THE YEAR ENDED DECEMBER 31,
                                            ------------------------------------------------------------
                                                        1998                           1999
                                            ----------------------------   -----------------------------
                                                        WEIGHTED AVERAGE                WEIGHTED AVERAGE
                                             SHARES      EXERCISE PRICE      SHARES      EXERCISE PRICE
                                            ---------   ----------------   ----------   ----------------
Outstanding at beginning of period........         --        $  --          3,640,000        $0.12
Granted...................................  3,640,000         0.12         14,329,000         1.09
  Exercised...............................         --           --            (15,172)        0.65
  Cancelled...............................         --           --           (322,440)        0.90
                                            ---------                      ----------
Outstanding at period end.................  3,640,000         0.12         17,631,388         0.89
                                            =========                      ==========
Options exercisable at period end.........         --           --          3,765,690         0.48
                                            =========                      ==========
Weighted average fair value of options
  granted during the period...............  $    0.20                      $     0.27
                                            ---------                      ----------

     The following table summarizes information about stock options outstanding at December 31, 1999:

                                           OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
                         -------------------------------------------------------   ------------------------------------
                              NUMBER                                                    NUMBER
       RANGE OF           OUTSTANDING AT     WEIGHTED AVERAGE   WEIGHTED AVERAGE    OUTSTANDING AT     WEIGHTED AVERAGE
    EXERCISE PRICES      DECEMBER 31, 1999    REMAINING LIFE     EXERCISE PRICE    DECEMBER 31, 1999    EXERCISE PRICE
    ---------------      -----------------   ----------------   ----------------   -----------------   ----------------
$0.12 -- $0.12.........      3,640,000             8.25              $0.12             1,213,332            $0.12
 0.13 --  0.65.........     11,394,388             9.08               0.65             2,552,358             0.65
 0.66 --  2.93.........      2,471,000             9.68               2.93                    --               --
 2.94 --  5.25.........        126,000             9.88               5.25                    --               --
                            ----------             ----              -----             ---------            -----
                            17,631,388             9.00              $0.89             3,765,690            $0.48
                            ==========             ====              =====             =========            =====

     The Company follows Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and the related Interpretations in accounting for the plans.

                                  TALLAN, INC.

     Had compensation expense for the plans been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS 123, "Accounting for Stock-Based Compensation", the Company's pro forma net income (loss) would have been as follows:

                                                           1997          1998          1999
                                                         ---------    ----------    ----------
Net income (loss):
As reported............................................  $(416,667)   $1,706,377    $2,249,633
     Pro forma.........................................   (416,667)    1,680,415     1,721,971
Pro forma net earnings (loss) per share:
     Basic, as reported................................  $   (0.01)   $     0.05    $     0.07
     Basic, pro forma..................................      (0.01)         0.05          0.05
     Diluted, as reported..............................      (0.01)         0.05          0.05
     Diluted, pro forma................................      (0.01)         0.05          0.04

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998 and 1999: dividend yield of 0%; expected volatility of 0%; weighted average risk-free interest rate of 5.68% and 4.78% in 1998 and 1999, respectively, and expected lives of 5 years.

     Compensation expense of $299,250 has been attributed to those common stock options granted to employees during 1999, with an exercise price below estimated fair value. This compensation expense is being recognized over the four year vesting period and totaled $9,282 during 1999. Compensation expense of $145,000 was recognized in 1999 and was attributable to options issued to advisory board members.

11.  401(k) PROFIT-SHARING PLAN

     The Company has a defined contribution 401(k) profit sharing plan covering substantially all employees. The Plan allows eligible employees to contribute up to 15% of their eligible earnings, subject to a statutorily prescribed annual limit. The Company matches 50% of eligible employees' contributions up to a maximum of 6% of their earnings. The Company may make additional discretionary profit sharing contributions of up to 15% of participants' compensation annually. For the years ended December 31, 1997, 1998 and 1999, the Company contributed $145,909, $221,009 and $330,237, respectively.

12.  RELATED PARTY TRANSACTIONS

     In February 1999, the Company made a $21,684 loan with interest at 6% per annum, to its Chief Executive Officer, who is also a member of the Board of Directors. In May 1999, the Company granted two additional loans to its Chief Executive Officer totaling $40,180. All three loans were repaid in August 1999.

     In March 1999, the Company made a $170,000 loan with interest at 6% per annum to a different member of its Board of Directors. This loan was also repaid in August 1999.

13.  SUBSEQUENT EVENTS

     On January 27, 2000, the Company increased the number of shares of common stock authorized for issuance to an aggregate of 300,000,000, created a class of 5,000,000 authorized but undesignated shares of preferred stock and approved a 2-for-1 stock split of all outstanding shares of common stock in the form of a stock dividend, such that each outstanding share of common stock will receive a dividend of one share of common stock, with all of such actions being effective upon completion of the anticipated initial public offering. All shares, options and par values have been restated in the financial statements and footnotes to reflect the effects of this split of the Company's common stock.

                                  TALLAN, INC.

     On January 31, 2000, the Company completed a group hire of substantially all of the employees of Citation Systems, Inc. for a purchase price of approximately $1.1 million in cash. In addition, options for 680,000 shares of common stock were issued to the employees of Citation in connection with their employment at Tallan.

[TALLAN LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

SEC registration fee........................................  $   19,734
NASD filing fee.............................................      30,500
Nasdaq National Market listing fee..........................      95,000
Blue Sky fees and expenses..................................       5,000
Transfer Agent and Registrar fees...........................       5,000
Accounting fees and expenses................................     350,000
Legal fees and expenses.....................................     400,000
Director and officer liability insurance....................     200,000
Printing and mailing expenses...............................     135,000
Miscellaneous...............................................      34,766
                                                              ----------
          Total.............................................  $1,275,000
                                                              ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware General Corporation Law and our charter and by-laws provide for indemnification of directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to our corporate charter filed as Exhibit 3.3 hereto and our by-laws filed as Exhibit 3.5 hereto.

     The underwriting agreement provides that the underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of underwriting agreement filed as
Exhibit 1.1 hereto.

     We currently have in place and maintain a directors' and officers' insurance policy.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Set forth in chronological order is information regarding shares of common stock issued and options granted by the Registrant since January 31, 1997. Further included is the consideration, if any, received by the Registrant for such shares, warrants and options and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission under which exemption from registration was claimed.

     The securities issued in the following transactions were either (i) offered and sold in reliance upon exemptions from Securities Act registration set forth in Section 4(2) of the Securities Act, or any regulations promulgated thereunder, relating to sales by an issuer not involving any public offering, or
(ii) in the case of certain options to purchase shares of common stock and shares of common stock issued upon the exercise of such options, such offers and sales were made in reliance upon an exemption from registration under rule 701 of the Securities Act. Except as set forth below, no underwriters were involved in the foregoing sales of securities.

     (a) Issuances of Capital Stock.

     On March 30, 1998, our predecessor, a Connecticut corporation, issued (i) 3,596,000 shares of its Class A common stock pursuant to a 1,000-for-1 stock split of all outstanding shares of its Class A common stock, and (ii) 4,200,000 shares of its Class A common stock pursuant to the conversion of all of the outstanding shares of its Class B common stock.

     On August 19, 1999, in connection with the migratory merger of our predecessor with and into us, we issued 31,640,000 shares of common stock to the former stockholders of our predecessor in exchange for all of the outstanding common stock of our predecessor. At that time, we also assumed all outstanding options to purchase shares of our predecessor's common stock.

     On August 20, 1999, we issued to venture capital funds and other accredited investors, 3,412,969 shares of Series A Redeemable Preferred Stock for an aggregate purchase price of $19,999,998.34; 1,706,485 shares of Series B Convertible Preferred Stock for an aggregate purchase price of $10,002,111.70 and 6,825,938 shares of common stock for an aggregate purchase price of $68,259.38. BancBoston Robertson Stephens acted as placement agent in connection with this transaction.

     (b) Certain Grants and Exercises of Stock Options.

     On March 31, 1998, our predecessor issued to employees options to purchase an aggregate of 3,640,000 shares of common stock at an exercise price of $.12 per share. As of January 31, 2000, options to purchase 3,640,000 shares were outstanding, of which 1,213,332 were exercisable.

     On January 29, 1999, we issued to employees and members of our advisory board options to purchase 11,704,000 shares of common stock at an exercise price of $0.65 per share. As of January 31, 2000, options to purchase 11,392,990 were outstanding, of which 2,805,784 were exercisable.

     In August 1999, we issued to employees options to purchase 840,000 shares of common stock at an exercise price of $2.93 per share. As of January 31, 2000, options to purchase 840,000 shares of common stock were outstanding, none of which were exercisable.

     On September 24, 1999, we issued to employees options to purchase 1,652,000 shares of common stock at an exercise price of $2.93 per share. As of January 31, 2000, options to purchase 1,631,000 shares of common stock were outstanding, none of which were exercisable.

     In August, September and October of 1999, we issued an aggregate of 15,172 shares of common stock to five employees upon exercise of options at an exercise price of $0.65 per share.

     On November 18, 1999, we issued to employees options to purchase 133,000 shares of common stock at an exercise price of $5.25 per share. As of January 31, 2000, options to purchase 126,000 shares of common stock were outstanding, none of which were exercisable.

     On January 19, 2000, we approved for issuance to one employee an option to purchase 12,540 shares of common stock at an exercise price of $5.25. As of January 31, 2000, all of these options were outstanding, none of which were exercisable.

     On January 28, 2000, we approved for issuance options to purchase 680,000 shares of our common stock at an exercise price of $17.00. As of January 31, 2000, all of these options were outstanding, none of which were exercisable.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 1.1      Form of Underwriting Agreement.*
  3.1     Certificate of Incorporation of the Registrant, as amended.
 3.2      Form of Amended and Restated Certificate of Incorporation of
          the Registrant.
 3.3      Form of Second Amended and Restated Certificate of
          Incorporation of the Registrant, to be effective upon the
          closing of this offering.
 3.4      Amended By-Laws of the Registrant.
 3.5      Second Amended and Restated By-Laws of the Registrant, to be
          effective upon the effectiveness of this registration
          statement.
 4.1      Specimen certificate for shares of common stock.*
 5.1      Opinion of Testa, Hurwitz & Thibeault, LLP.*
10.1      1998 Stock Option and Performance Incentive Plan, as
          amended.
10.2      1999 Stock Option and Incentive Plan.
10.3      2000 Non-Employee Director Stock Option Plan.
10.4      2000 Employee Stock Purchase Plan.
10.5      Office Lease with TR628 Hebron Limited Partnership dated
          July 27, 1998.
10.6      Amendment to Lease with TR628 Hebron Limited Partnership
          dated April 27, 1999.
10.7      Employment Agreement with Jack Hughes dated May 1, 1999.
10.8      Employment Agreement with Robert Hughes dated May 17, 1999.
10.9      Employment Agreement with Peter Bourdon dated May 1, 1999.
10.10     Investors' Rights Agreement dated August 20, 1999.
23.1      Consent of PricewaterhouseCoopers LLP.
23.2      Consent of Testa, Hurwitz & Thibeault, LLP (included in
          Exhibit 5.1).*
24.1      Power of Attorney (included on page II-6).
27.1      Financial Data Schedule

---------------
* To be filed by amendment.

(b) FINANCIAL STATEMENT SCHEDULES

     All other schedules have been omitted because they are not required or because the required information is given in the Registrant's Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the amended and restated certificate of incorporation of the Registrant and the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted form the form of prospectus filed as part of this Registration Statement in reliance upon rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Glastonbury, Connecticut, on this 31st day of January, 2000.

                                          TALLAN, INC.

                                          By:      /s/ JOHN M. HUGHES
                                            ------------------------------------
                                              John M. Hughes
                                              Chief Executive Officer

                        POWER OF ATTORNEY AND SIGNATURES

     We, the undersigned officers and directors of Tallan, Inc., hereby severally constitute and appoint John M. Hughes and Peter A. Bourdon, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said registration statement, and any subsequent registration statement for the same offering which may be filed under rule 462(b), and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Tallan, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto or to any subsequent registration statement for the same offering which may be filed under rule 462(b).

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                   TITLE                       DATE
                     ---------                                   -----                       ----
                /s/ JOHN M. HUGHES                   Chief Executive Officer and       January 31, 2000
---------------------------------------------------  Director
                  John M. Hughes

               /s/ ROBERT C. HUGHES                  President and Chief Operating     January 31, 2000
---------------------------------------------------  Officer
                 Robert C. Hughes

               /s/ PETER A. BOURDON                  Chief Financial Officer,          January 31, 2000
---------------------------------------------------  Executive Vice President,
                 Peter A. Bourdon                    Treasurer, Secretary and
                                                     Director

               /s/ R. NELSON GRIEBEL                 Director                          January 31, 2000
---------------------------------------------------
                 R. Nelson Griebel

                 /s/ MORTON HANDEL                   Director                          January 31, 2000
---------------------------------------------------
                   Morton Handel

                 /s/ PETER J. HUFF                   Director                          January 31, 2000
---------------------------------------------------
                   Peter J. Huff

                     SIGNATURE                                   TITLE                       DATE
                     ---------                                   -----                       ----
               /s/ RONALD D. JARVIS                  Director                          January 31, 2000
---------------------------------------------------
                 Ronald D. Jarvis

              /s/ MICHAEL R. LEZENSKI                Director                          January 31, 2000
---------------------------------------------------
                Michael R. Lezenski

                  /s/ NOAH WALLEY                    Director                          January 31, 2000
---------------------------------------------------
                    Noah Walley

                                 EXHIBIT INDEX

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 1.1      Form of Underwriting Agreement.*
  3.1     Certificate of Incorporation of the Registrant, as amended.
 3.2      Form of Amended and Restated Certificate of Incorporation of
          the Registrant.
 3.3      Form of Second Amended and Restated Certificate of
          Incorporation of the Registrant, to be effective upon the
          closing of this offering.
 3.4      Amended By-Laws of the Registrant.
 3.5      Second Amended and Restated By-Laws of the Registrant, to be
          effective upon the effectiveness of this registration
          statement.
 4.1      Specimen certificate for shares of common stock.*
 5.1      Opinion of Testa, Hurwitz & Thibeault, LLP.*
10.1      1998 Stock Option and Performance Incentive Plan, as
          amended.
10.2      1999 Stock Option and Incentive Plan.
10.3      2000 Non-Employee Director Stock Option Plan.
10.4      2000 Employee Stock Purchase Plan.
10.5      Office Lease with TR628 Hebron Limited Partnership dated
          July 27, 1998.
10.6      Amendment to Lease with TR628 Hebron Limited Partnership
          dated April 27, 1999.
10.7      Employment Agreement with Jack Hughes dated May 1, 1999.
10.8      Employment Agreement with Robert Hughes dated May 17, 1999.
10.9      Employment Agreement with Peter Bourdon dated May 1, 1999.
10.10     Investors' Rights Agreement dated August 20, 1999.
23.1      Consent of PricewaterhouseCoopers LLP.
23.2      Consent of Testa, Hurwitz & Thibeault, LLP (included in
          Exhibit 5.1).*
24.1      Power of Attorney (included on page II-6).
27.1      Financial Data Schedule

---------------
* To be filed by amendment.